Exhibit 4.1

STONEMOR GP LLC,

STONEMOR PARTNERS L.P.,

STONEMOR OPERATING LLC, and

EACH OF THE SUBSIDIARY ISSUERS

LISTED ON THE SIGNATURE PAGES HEREOF

NOTE PURCHASE AGREEMENT

Dated as of             , 2004

            % Senior Secured Notes due 2009

	5.12. Compliance with ERISA	12
	5.13. Capitalization	13
	5.14. Subsidiaries	14
	5.15. Intellectual Property, etc.	14
	5.16. Compliance with Statutes; Agreements, etc.	14
	5.17. Environmental Matters	14
	5.18. Properties	15
	5.19. Labor Relations	16
	5.20. Tax Returns and Payments	16
	5.21. Existing Indebtedness	16
	5.22. Insurance	17
	5.23. Transaction	17
	5.24. Common Enterprise	17
	5.25. Compliance with Cemetery Laws	18
	5.26. Private Offering by the Company	18
	5.27. Foreign Assets Control Regulations, etc.	18

6.	REPRESENTATIONS OF THE PURCHASERS	19

	6.1. Purchase for Investment	19
	6.2. Source of Funds	19

7.	INFORMATION AS TO THE PARENT AND THE ISSUERS	20

	7.1. Information Covenants	20
	7.2. Books and Records	24
	7.3. Inspection	24

8.	PAYMENT AND PREPAYMENT OF NOTES	24

	8.1. Payment at Maturity	24
	8.2. Mandatory Prepayment From Available Proceeds	24
	8.3. Optional Prepayments	28
	8.4. Notice of Prepayments	28
	8.5. Allocation of Partial Prepayments	28
	8.6. Maturity; Surrender, etc.	28
	8.7. Note Purchase Prohibition	29
	8.8. Make-Whole Amount	29

9.	AFFIRMATIVE COVENANTS	30

	9.1. Insurance	30
	9.2. Payment of Taxes	31
	9.3. Corporate Franchises	31
	9.4. Compliance with Statutes; etc.	31
	9.5. Compliance with Environmental Laws	31
	9.6. ERISA	32
	9.7. Good Repair	34
	9.8. End of Fiscal Years; Fiscal Quarters	34
	9.9. Additional Security; Further Assurances	34
	9.10. Use of Proceeds	36

	9.11. Ownership of Subsidiaries	36
	9.12. Permitted Acquisitions	36
	9.13. Maintenance of Company Separateness	37
	9.14. Clean Down	37
	9.15. Performance of Obligations	38
	9.16. Margin Regulations	38
	9.17. Maintenance of Trust Funds and Trust Accounts	38
	9.18. Amendment to Credit Agreement Covenants	38

10.	NEGATIVE COVENANTS	39

	10.1. Changes in Business; etc.	39
	10.2. Consolidation; Merger; Sale or Purchase of Assets; etc.	40
	10.3. Liens	41
	10.4. Indebtedness	43
	10.5. Advances; Investments; Loans	45
	10.6. Limitation on Dividends and Redemptions	46
	10.7. Transactions with Affiliates	47
	10.8. Consolidated Interest Coverage Ratio	47
	10.9. Leverage Ratio	47
	10.10. Minimum EBITDA	48
	10.11. Trust Funds	48
	10.12. Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Organization Documents	48
	10.13. Limitation on Issuance of Equity Interests	49
	10.14. Limitation on Certain Restrictions on Subsidiaries	49
	10.15. Limitation on the Creation of Subsidiaries and Joint Ventures	50
	10.16. Limitation on Fees for Intellectual Property, etc.	50

11.	EVENTS OF DEFAULT	50

12.	REMEDIES ON DEFAULT, ETC.	53

	12.1. Acceleration	53
	12.2. Other Remedies	54
	12.3. Rescission	54
	12.4. No Waivers or Election of Remedies, Expenses, etc.	54

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES	55

	13.1. Registration of Notes	55
	13.2. Transfer and Exchange of Notes	55
	13.3. Replacement of Notes	55

14.	PAYMENTS ON NOTES	56

	14.1. Place of Payment	56
	14.2. Home Office Payment	56

15.	EXPENSES, ETC.	56

	15.1. Transaction Expenses, etc.	56

	15.2. Survival	57

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT	57

17.	AMENDMENT AND WAIVER	58

	17.1. Requirements	58
	17.2. Solicitation of Holders of Notes	58
	17.3. Binding Effect, etc.	59
	17.4. Notes held by Issuers, etc.	59

18.	NOTICES	59

19.	REPRODUCTION OF DOCUMENTS	59

20.	CONFIDENTIAL INFORMATION	60

21.	SUBSTITUTION OF PURCHASER	61

22.	MISCELLANEOUS	61

	22.1. Successors and Assigns	61
	22.2. Payments Due on Non-Business Days	61
	22.3. Jurisdiction and Process; Waiver of Jury Trial	62
	22.4. Construction	62
	22.5. Counterparts	62
	22.6. Accounting Terms	63
	22.7. Indemnification	63
	22.8. Governing Law	64
	22.9. Severability	64

23.	ISSUERS’ LIABILITY FOR PAYMENTS	64

	23.1. Joint and Several Liability	64
	23.2. Rights of Contribution	65

Schedule A	– Names and Addresses of Purchasers
Schedule B	– Defined Terms
Schedule 4.4(c)	– Local Counsel
Schedule 4.13(a)	– Appraised Properties
Schedule 5.4	– Litigation
Schedule 5.12	– ERISA
Schedule 5.13	– Capitalization
Schedule 5.14	– Subsidiaries
Schedule 5.18	– Mortgaged Property
Schedule 5.21	– Indebtedness
Schedule 5.22	– Insurance
Schedule 10.3	– Liens

Exhibit 1.1	– Form of % Senior Secured Note due 2009
Exhibit 1.2	– Form of Guarantee
Exhibit 1.3(a)	– Form of Mortgage
Exhibit 1.3(b)	– Security Agreement
Exhibit 1.3(c)	– Pledge Agreement
Exhibit 1.3(d)	– Intercreditor Agreement
Exhibit 4.4(b)	– Form of Opinion of Counsel for the Credit Parties
Exhibit 4.4(c)	– Form of Opinion of Local Counsel
Exhibit 4.11(c)	– Form of Perfection Certificate
Exhibit 7.1(e)	– From of Compliance Certificate
Exhibit 10.4	– Form of Seller Subordinated Debt

v

STONEMOR GP LLC,

STONEMOR PARTNERS L.P.,

STONEMOR OPERATING LLC, and

EACH OF THE SUBSIDIARY ISSUERS

LISTED ON THE SIGNATURE PAGES HEREOF

155 Rittenhouse Circle

Bristol, PA 19007

(215) 826-2800

NOTE PURCHASE AGREEMENT

        % Senior Secured Notes due 2009

New York, New York

as of                 , 2004

TO THE SEVERAL PURCHASERS WHOSE

NAMES APPEAR IN THE ACCEPTANCE

FORM AT THE END HEREOF

Ladies and Gentlemen:

The undersigned, STONEMOR GP LLC, a Delaware limited liability company (the “General Partner”), STONEMOR PARTNERS L.P., a Delaware limited partnership (the “Parent”), STONEMOR OPERATING LLC, a Delaware limited liability company (the “Company”), and each other Subsidiary of the Parent listed on the signature pages hereof under the heading “Subsidiary Issuers” (individually a “Subsidiary Issuer” and collectively the “Subsidiary Issuers”; and the Subsidiary Issuers and the Company individually an “Issuer” and collectively the “Issuers”) hereby agree with each of you (individually a “Purchaser” and collectively the “Purchasers”) as follows:

1.	THE NOTES, THE GUARANTEES AND SECURITY FOR THE NOTES.

1.1.	The Notes.

The Issuers have duly authorized an issue of their         % Senior Secured Notes due 2009 in an aggregate principal amount of $80,000,000 (the “Notes”), each such note to mature, bear interest and otherwise be substantially in the form of Exhibit 1.1. As used herein, the term “Notes” shall include all notes originally issued pursuant to this Agreement and all notes delivered in substitution or exchange for any of said notes and, where applicable, shall include the singular number as well as the plural. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2.	The Guarantees.

The obligations of the Issuers under this Agreement and the Notes will be unconditionally guaranteed by the General Partner and the Parent (of which the Company is a wholly-owned subsidiary) pursuant to guarantees substantially in the form of Exhibit 1.2 (individually a “Guarantee” and collectively the “Guarantees”, which terms shall include at any time all Guarantees theretofore executed and delivered, whether on or before the Closing Date pursuant to Section 4.5 or from time to time thereafter pursuant to Section 9.9).

1.3.	Security for the Notes.

The Notes will be secured by the Collateral on the terms set forth in the Security Documents, including, inter alia, (a) fee mortgages, deeds of trust and assignments of leases and rents, each substantially in the form of Exhibit 1.3(a) with such changes thereto as may be recommended by local counsel referred to in Schedule 4.4(c) based on local laws or customary local practice, in favor of the Collateral Agent covering the Mortgaged Properties (collectively the “Mortgages”), (b) a security agreement, substantially in the form of Exhibit 1.3(b), between the Credit Parties and the Collateral Agent (the “Security Agreement”), (c) a pledge agreement, substantially in the form of Exhibit 1.3(c), between the Credit Parties and the Collateral Agent (the “Pledge Agreement”), and (d) one or more collateral account control agreements between the Credit Parties and the Collateral Agent (and a sub-agent as appropriate), in the form provided for in the Security Agreement (collectively the “Collateral Account Agreements”). The respective rights of the holders of the Notes and the Lenders party to the Credit Agreement with respect to the Collateral and other matters shall be governed by a master collateral agency and intercreditor agreement, substantially in the form of Exhibit 1.3(d), among the Purchasers, such Lenders and the Collateral Agent (the “Intercreditor Agreement”).

2.	THE TRANSACTIONS.

Prior to or on the Closing Date, (a) Cornerstone Family Services LLC, a Delaware limited liability company, Cornerstone Family Services, Inc., a Delaware corporation, and various of their Affiliates will reorganize by forming the General Partner, the Parent, certain of the Issuers and certain other Affiliates, for the purpose of the Parent qualifying as a publicly traded limited partnership under Section 7704 of the Internal Revenue Code, all in accordance with the terms and provisions of the Form S-1, (b) the Parent will sell common units representing limited partner interests in the Parent pursuant to a bona fide underwritten sale pursuant to the Form S-1 that is declared effective by the SEC, (c) the Credit Parties will enter into the Credit Agreement Documents and have the right to incur loans thereunder and issue letters of credit, (d) the Credit Parties will enter into this Agreement and other Finance Documents and the Issuers will sell the Notes to be purchased on the Closing Date as below permitted, and (e) the Credit Parties will pay fees and expenses in connection with the foregoing (the foregoing transactions collectively herein called the “Transactions”).

3.	PURCHASE OF NOTES; THE CLOSING.

Subject to the terms of this Agreement, the Issuers hereby agree to issue and sell to each Purchaser and each Purchaser agrees to purchase from the Issuers Notes in the aggregate principal amount set forth opposite its name in Schedule A hereto at a price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

The closing of the sale and purchase of the Notes to be purchased under this Agreement shall occur at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, at 10:00 A.M., New York City time, on             , 2004, or at such other location or on such later date as shall be mutually satisfactory to the Company and the Purchasers (the “Closing Date”). On the Closing Date the Issuers will deliver to each Purchaser the Notes to be purchased by it in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request prior to such closing), registered in such Purchaser’s name or the name of its nominee and dated the Closing Date against delivery by such Purchaser to the Issuers or their order of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [            ] at [            ] Bank, [Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information]. If at such closing the Issuers shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS OF CLOSING.

The obligation of each Purchaser to purchase the Notes to be purchased by it hereunder shall be subject to the fulfillment to such Purchaser’s satisfaction on or before the Closing Date of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Credit Parties in this Agreement and in the other Finance Documents shall (except as expressly affected by the transactions contemplated hereby) be correct when made and correct on the Closing Date.

4.2.	Performance; No Default.

Each of the Credit Parties shall have performed and complied with all agreements and conditions contained in this Agreement and the other Documents on its or their respective parts required to be performed or complied with under this Agreement and the other Documents on or prior to the Closing Date; since December 31, 2003, no Credit Party shall have consolidated with, merged into, or sold, leased, transferred or otherwise disposed of its properties as an entirety or substantially as an entirety to, any Person, except as contemplated and consummated in connection with the Transactions; and after giving effect to the issue and sale of the Notes (and the substantially concurrent application of the proceeds thereof to repay Indebtedness as contemplated by Section 5.5), no Default or Event of Default shall have occurred and be continuing.

4.3.	Compliance Certificates.

(a) Officer’s Certificates. Each Credit Party shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2, 4.6 and 4.9 have been fulfilled.

(b) Secretary’s Certificates. Each Credit Party shall have delivered to such Purchaser a certificate certifying as to the resolutions attached thereto and other proceedings relating to the authorization, execution and delivery of this Agreement, the Notes and the other Finance Documents to which it is party.

4.4.	Opinions of Counsel.

Such Purchaser shall have received opinions of counsel, each dated the Closing Date and addressed to it, from

(a) Willkie Farr & Gallagher LLP, who are acting as the Purchasers’ special counsel in connection with this transaction, in form and substance satisfactory to such Purchaser,

(b) Blank Rome LLP, counsel for the Credit Parties, substantially in the form of Exhibit 4.4(b), and

(c) each firm listed on Schedule 4.4(c), substantially in the form of Exhibit 4.4(c) hereto (with appropriate variations for each state, as contemplated by said Exhibit),

and each such opinion shall cover such other matters incident to this transaction as such Purchaser may reasonably request. The Credit Parties hereby instruct such counsel referred to in clauses (b) and (c) above to deliver their respective opinions to the Purchasers.

4.5.	Guarantees.

A Guarantee, dated on or before the Closing Date, shall have been executed and delivered by the General Partner and the Parent (the General Partner and the Parent are sometimes individually a “Guarantor” and collectively the “Guarantors”, which term shall include at any time after the date of the Closing each Subsidiary Guarantor) in the form hereinabove recited and shall be in full force and effect.

4.6.	The Transactions.

The Transactions shall have been consummated in the manner described in the Offering Material, including without limitation pursuant to Documents in form and substance satisfactory to such Purchaser. Such Purchaser shall have received true and complete copies of the Documents and such other evidence of the consummation of the Transactions as such Purchaser shall reasonably request prior to the Closing Date.

4.7.	Credit Agreement.

The Credit Parties shall have entered into the Credit Agreement in form and substance satisfactory to such Purchaser, and the Issuers shall have satisfied the conditions precedent to the initial Credit Events (as defined in the Credit Agreement). Such Purchaser shall have received true and complete copies of each certificate, opinion or other writing then or theretofore delivered to any party to the Credit Agreement in respect of the satisfaction of such conditions precedent (without duplication as to conditions specifically set forth in this Section 4), and in the case of opinions of counsel or other experts not addressed to such Purchaser, an appropriate reliance letter addressed to the Purchasers.

4.8.	Intercreditor Agreement.

The Intercreditor Agreement shall have been duly executed and delivered in the form hereinabove recited and shall be in full force and effect and such Purchaser shall have received a counterpart thereof executed by the Collateral Agent.

4.9.	Solvency.

Such Purchaser shall have such evidence reasonably requested by such Purchaser of the solvency of the Credit Parties on a consolidated basis after giving effect to the Transactions.

4.10.	Pledge Agreement.

Each of the following shall have occurred:

(a) the Pledge Agreement shall have been duly executed and delivered in the form hereinabove recited and shall be in full force and effect;

(b) where applicable certificates representing the Pledge Agreement Collateral), together with undated stock or unit powers for such certificates executed in blank, shall have been delivered to the Collateral Agent or its designee;

(c) such other certificates, instruments or documents constituting Collateral pledged thereunder shall have been delivered to the Collateral Agent; and

(d) such Purchaser shall have received evidence that all action necessary or, in the opinion of such Purchaser, desirable to create a perfected first priority Lien on the Collateral pledged thereunder shall have been taken.

4.11.	Other Security Documents.

Each of the following shall have occurred:

(a) the Security Agreement (and, to the extent required to be in effect at Closing pursuant to the terms of the Security Agreement, the Collateral Account Agreements) shall have been duly executed and delivered in the form hereinabove recited and shall be in full force and effect;

(b) the filing of proper Financing Statements shall have been duly authorized under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of such Purchaser, desirable to perfect the first priority Liens (and the second priority Lien in respect of Receivable Rights) purported to be created by such Security Documents; and

(c) such Purchaser shall have received from the Credit Parties a duly completed perfection certificate in the form of Exhibit 4.11(c).

4.12.	Mortgaged Properties; Mortgages.

The Collateral Agent shall have received (a) a Mortgage with respect to each Mortgaged Property, in recordable form satisfactory to such Purchaser, duly executed, acknowledged and delivered by the respective Mortgagor, (b) a mortgagee title insurance policy for each Mortgaged Property issued to the Collateral Agent by an insurer satisfactory to such Purchaser and in such form and amount as are acceptable to such Purchaser, insuring that such Mortgage is a valid first priority Lien on such Mortgaged Property subject to only such exceptions to title as shall be acceptable to such Purchaser and containing such endorsements and affirmative insurance as such Purchaser may require and as are obtainable in the applicable jurisdiction, and (c) lien searches satisfactory to such Purchaser with respect to the Issuers and each Guarantor in the applicable jurisdictions.

4.13.	Appraisals; Insurance; Environmental Matters.

(a) Such Purchaser shall have received satisfactory appraisals for the ten properties listed on Schedule 4.13(a).

(b) Such Purchaser shall have received evidence satisfactory to it that all insurance required by Section 9.1 in respect of the Mortgaged Properties is in full force and effect.

(c) Such Purchaser shall have received satisfactory copies of “Phase I” environmental reports prepared within 60 days prior to the Closing Date in connection with the ten properties listed on Schedule 4.13(a).

4.14.	Legality.

On the Closing Date the purchase of Notes by such Purchaser shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not

subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, it shall have received an Officer’s Certificate of the Company certifying as to such matters of fact as it may reasonably specify to enable it to determine whether such purchase is so permitted.

4.15.	Private Placement Number.

A private placement number shall have been obtained with respect to the Notes from Standard & Poor’s CUSIP Service Bureau.

4.16.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Issuers shall have paid on or before the Closing Date the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(a) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

4.17.	Funding Instructions.

At least three Business Days prior to the Closing Date such Purchaser shall have received written instructions signed by a Responsible Officer of the Company on letterhead of the Company reciting the details as specified in Section 3 of the manner of payment of the purchase price for the Notes to be purchased on the Closing Date.

4.18.	Other Purchases.

The other Purchasers shall have purchased Notes in the respective principal amounts to be purchased by them under this Agreement as specified in Schedule A.

4.19.	Proceedings Satisfactory.

All proceedings taken in connection with the issue of the Notes and the consummation of the transactions contemplated hereby and by the other Documents and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents, all in form and substance satisfactory to such Purchaser and the Purchasers’ special counsel, as such Purchaser or such special counsel may reasonably request in connection therewith.

5.	REPRESENTATIONS AND WARRANTIES.

Each Credit Party represents and warrants to the Purchasers that:

5.1.	Company Status.

Each of the Credit Parties (a) is a duly organized and validly existing Organization in good standing under the laws of the jurisdiction of its organization, (b) has the

Organization power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified (i) has had or (ii) could reasonably be expected to have, a Material Adverse Effect. The General Partner is the sole general partner of the Parent.

5.2.	Company Power and Authority.

Each of the Credit Parties has the Organization power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary Organization action to authorize the execution, delivery and performance of the Documents to which it is a party. Each of Credit Parties has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.3.	No Violation.

Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by any Credit Party with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, will (a) contravene, conflict with or result in a breach or default under any applicable law, statute, rule or regulation, or any order, writ, injunction, judgment, ruling or decree of any court, arbitrator or governmental instrumentality, (b) contravene, constitute a default under, conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other agreement or instrument to which any Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject (including, without limitation, the Existing Indebtedness Agreements) or (c) contravene or violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, any Credit Party.

5.4.	Litigation

Except as disclosed on Schedule 5.4 as of the Closing Date, there are no actions, suits, proceedings or investigations pending or, to any Credit Party’s knowledge, threatened against or affecting, nor has any Credit Party received any notices of a claim, (a) with respect to any Document, or any portion of the Transactions, or (b) against any Credit Party (i) as to which the amount in controversy is in excess of $100,000 or (ii) that, if adversely determined, could individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the purchase and sale of the Notes or the other transactions contemplated hereby or by any other Document.

5.5.	Use of Proceeds; Margin Regulations

(a) The proceeds of the Notes shall be utilized by the Issuers to repay a portion of the Existing Indebtedness under the Existing Credit Agreement.

(b) No part of the proceeds of the Notes will be used, and no part of the proceeds of the Existing Credit Agreement was used, directly or indirectly to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the sale of any Note nor the use of the proceeds thereof nor the sale of the Notes will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.6.	Governmental Approvals

Except as may have been obtained or made on or prior to the Closing Date (and which remain in full force and effect on the Closing Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (a) the execution, delivery and performance of any Document (other than filings contemplated by the Security Documents) or (b) the legality, validity, binding effect or enforceability of any Document.

5.7.	Investment Company Act

None of the Credit Parties is, or has at any time been, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.8.	Public Utility Holding Company Act

None the Credit Parties is, or has at any time been, a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.9.	Disclosure.

The Issuers, through their agents, Lehman Brothers and Credit Suisse First Boston, have delivered to each Purchaser a copy of a Private Placement Memorandum dated May 2004 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum, together with Parent’s Form S-1 filed with the SEC on April 9, 2004 (as amended prior to the Closing Date, the “Form S-1” and together with the Memorandum, the “Offering Material”) fairly describes, in all material respects, the general nature of the business and principal properties of the Credit Parties after giving effect to the Transactions. The Offering Material, and the financial statements listed in Section 5.10, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Credit Parties in writing to any Purchaser (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to any Purchaser will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. It is understood that the Projections and the Pro Forma Balance Sheet and other pro forma calculations and budgets furnished or to be furnished hereunder do not constitute factual information for purposes of this Section 5.9. Since December 31, 2003, there are no facts known to any Credit Party which, either individually or in the aggregate, (x) have had a Material Adverse Effect or (y) could reasonably be expected to have a Material Adverse Effect, which have not been disclosed herein or in such other documents, certificates and statements furnished to the Purchasers for use in connection with the transactions contemplated hereby.

5.10.	Financial Condition; Financial Statements

(a) On and as of the Closing Date, on a pro forma basis after giving effect to the Transactions, and to all Indebtedness (including the Notes) incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection therewith, with respect to (i) the Parent (on a stand-alone basis), (ii) the Company (on a stand-alone basis), (iii) the Parent and its Subsidiaries (on a consolidated basis) and (iv) the Company and its Subsidiaries (on a consolidated basis), in each case, taking into account any rights of subrogation and contribution among the Credit Parties (x) the sum of the assets, at a fair valuation, of the Parent (on a stand-alone basis), the Company (on a stand-alone basis), the Parent and its Subsidiaries (on a consolidated basis) and the Company and its Subsidiaries (on a consolidated basis) will exceed its or their debts, (y) it has or they have not incurred nor intended to, nor believes or believe that it or they will, incur debts beyond its or their ability to pay such debts as such debts mature and (z) it or they will have sufficient capital with which to conduct its or their business. For purposes of this Section 5.10, “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(b) (i) The audited consolidated statements of financial condition of Cornerstone Family Services, Inc. and its Subsidiaries as of December 31, 2003, and the related consolidated statements of income and cash flow for such date, (ii) the unaudited consolidated balance sheet of Cornerstone Family Services, Inc. and its Subsidiaries as of the end of the fiscal quarter of the Parent ended June 30, 2004, and the related consolidated statements income and cash flow for the fiscal quarter then ended, and (iii) the Pro Forma Balance Sheet, all furnished to the Purchasers prior to the Closing Date, in each case present fairly in all material respects the financial condition of the Parent and its Subsidiaries at the date of such statements of financial condition and the results of operations of the Parent and its Subsidiaries for the periods covered thereby (or, in the case of the Pro Forma Balance Sheet, presents a good faith estimate of the consolidated pro forma financial condition of the Parent as at the date of the preparation thereof after giving effect to the Transactions at the date thereof or for the period covered thereby), subject, in the case of unaudited financial statements, to normal year-end adjustments. All such financial statements (other than the aforementioned Pro Forma Balance Sheet) have been prepared in accordance with GAAP and practices consistently applied, except, in the case of the quarterly and monthly statements, for the omission of footnotes and ordinary end of period adjustments and accruals (all of which are of a recurring nature and none of which individually, or in the aggregate, would be material).

(c) After giving effect to the Transactions, since December 31, 2003, nothing has occurred that (x) has had a Material Adverse Effect or (y) could reasonably be expected to have a Material Adverse Effect.

(d) Except as fully reflected in the financial statements described in Sections 5.10(b) and as otherwise permitted by Section 10.4, (i) there were as of the Closing Date (and after giving effect to the sale of Notes, and transactions occurring, on such date), no liabilities or obligations with respect to the Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, (x) have had a Material Adverse Effect or (y) could reasonably be expected to have a Material Adverse Effect and (ii) neither the Parent nor any Issuer knows of any basis for the assertion against the Parent or any of its Subsidiaries of any such liability or obligation which, either individually or in the aggregate, (x) have had a Material Adverse Effect or (y) could reasonably be expected to have a Material Adverse Effect.

(e) The Projections have been prepared on a basis consistent with the financial statements referred to in Section 5.10(b), and are based on good faith estimates and assumptions made by the management of the Parent, which assumptions such management believed were reasonable on the Closing Date, it being recognized by the Purchasers that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results contained therein and such differences may be material.

5.11.	Security Interests.

On and after the Closing Date, each of the Security Documents creates (or after the execution, delivery and recordation thereof will create), as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons (except as set forth in the next parenthetical), and subject to no other Liens (except that (i) the Security Agreement Collateral may be subject to Permitted Liens, (ii) the Pledge Agreement Collateral may be subject to the Liens described in clauses (i) and (v) of Section 10.3 and (iii) the security interest and mortgage lien created on any Mortgaged Property may be subject to Permitted Liens), in favor of the Collateral Agent. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made on or prior to the Closing Date as contemplated by Section 4.10 through 4.12 or on or prior to the execution and delivery thereof to the extent contemplated by Sections 9.9 and 10.15.

5.12.	Compliance with ERISA.

(a) Schedule 5.12 sets forth, as of the Closing Date, each Plan and each Multiemployer Plan that is a pension plan within the meaning of Section 3(2) of ERISA (a “Pension Plan”) of the Parent. Each Pension Plan (and each related trust, insurance contract or fund, if any) is in, and the administration thereof has been in, material compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Pension Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter or an opinion letter since January 1, 2001 from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred that could reasonably be expected to result in any Material liability for the Parent, any Subsidiary of the Parent or any ERISA Affiliate; no Multiemployer Plan is insolvent or in reorganization; except as set forth on Schedule 5.12 with respect to the Pension Plans set forth therein, no Pension Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans (after taking into account the amount of Unfunded Current Liabilities set forth on Schedule 5.12 with respect to the Pension Plans set forth thereon), exceeds $250,000; no Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan and a Multiemployer Plan have been timely made; neither the Parent nor any Subsidiary of the Parent nor any ERISA Affiliate has incurred any Material liability (including any indirect, contingent or secondary liability) to or on account of a Pension Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or, to the knowledge of the Parent or any Issuer or Subsidiary Guarantor, reasonably expects to incur any such Material liability under any of the foregoing sections with respect to any Pension Plan or a Multiemployer Plan; no condition exists which presents a Material risk to the Parent or any Subsidiary of the Parent or any ERISA Affiliate of incurring a Material liability to or on account of a Pension Plan or a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Pension Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Pension Plan (other than routine claims for benefits) is pending, expected or, to the knowledge of the Parent, or any Issuer or Subsidiary Guarantor, threatened that could reasonably be expected to result in any Material liability for the Parent, any Subsidiary of the Parent or any ERISA Affiliate; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Parent and its Subsidiaries and ERISA Affiliates would not have any Material liabilities to any Multiemployer Plan in the event of a withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the Closing Date; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Parent, any Subsidiary of the Parent, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code except to the extent that such noncompliance would not result in a Material liability; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Parent, any Subsidiary of the Parent or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any such failure could not reasonably be expected to result in a Material liability; no lien imposed under the Code or ERISA on the assets of the Parent or any Subsidiary of the Parent or any ERISA Affiliate exists or to the knowledge of the Parent, or any Issuer or Subsidiary Guarantor, could reasonably be expected to arise on account of any Plan or any Multiemployer Plan; and the Parent and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Credit Parties to each Purchaser in the first sentence of this Section 5.12(b) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13.	Capitalization

On the Closing Date and after giving effect to the Transactions and the other transactions contemplated hereby, the outstanding Equity Interests in the Parent shall consist of (i) the general partner interests in the Parent, (ii) the incentive distribution rights, (iii)              common units, (such common units, together with any subsequently issued or issuable common units of the Parent, collectively, the “Partnership Common Units”) and (iv)              subordinated units,              of which are issued and outstanding (the “Partnership Subordinated Units”). On the Closing Date and after giving effect to the Transactions and the other transactions contemplated hereby, all outstanding Equity Interests in the Parent have been duly and validly issued and are fully paid and free of any preemptive rights. As of the Closing Date, except as set forth on Schedule 5.13, the Parent does not have outstanding any securities convertible into or exchangeable for its units or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims for the issuance of, the Partnership Common Units. All of the outstanding Equity Interests in each Issuer and Subsidiary Guarantor have been validly issued, are fully paid and nonassessable and are (except as set forth on Schedule 5.14) owned by a Credit Party free and clear of any Lien other than any Lien in favor of the Collateral Agent.

5.14.	Subsidiaries

On and as of the Closing Date and after giving effect to the Transactions, the Parent has no Subsidiaries other than the Issuers, and the Issuers have no Subsidiaries other than those other Issuers described as such on Schedule 5.14. Schedule 5.14 correctly sets forth, as of the Closing Date and after giving effect to the Transactions, the percentage ownership (direct and indirect) of each Credit Party in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Issuer and Subsidiary Guarantor have been duly and validly issued, are fully paid and nonassessable (in the case of corporate Issuers and Subsidiary Guarantors) and have been issued free of any preemptive rights. No Issuer or Subsidiary Guarantor has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights. On the Closing Date, no encumbrance or restriction not permitted by Section 10.14 exists.

5.15.	Intellectual Property, etc.

Each of the Credit Parties owns or has the rights to use all patents, trademarks, permits, service marks, trade names, technology copyrights, licenses, franchises and formulas, or other rights with respect to the foregoing, reasonably necessary for the conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, (a) has had or (b) could reasonably be expected to have, a Material Adverse Effect. To the best knowledge of the Credit Parties, no product of any Credit Parity infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, and to the best knowledge of the Credit Parties, there is no material violation by any Person of any right of any Credit Party with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by any Credit Party.

5.16.	Compliance with Statutes; Agreements, etc.

Each of the Credit Parties is in compliance with (a) all applicable statutes, regulations, rules, administrative orders and other orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property and (b) all contracts and agreements to which it is a party, except such non-compliance as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.17.	Environmental Matters

(a) Each of the Credit Parties has complied with, and on the Closing Date is in compliance with, applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and no Credit Party is liable for any Material penalties, fines or forfeitures for failure to comply with any of the foregoing. There are no pending or past Environmental Claims, or, to the best knowledge of any Credit Party, any threatened

Environmental Claims against any Credit Party or any Real Property owned or operated by any Credit Party. There are no facts, circumstances, conditions or occurrences on any Real Property now or formerly owned or operated by any Credit Party or on any property adjoining or in the vicinity of any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against any Credit Party or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by any Credit Party under any applicable Environmental Law. To the extent that the current or former operations of any Credit Party require such Credit Party to apply for and obtain a permit under any Environmental Law, such permit has either been granted to, or timely applied for by, the Credit Party, and such Credit Party, if such permit has not yet been granted, does not have any reason to believe that the application for such a permit will be denied or that compliance with such permit will have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property now or formerly owned or operated by any Credit Party except in compliance with applicable Environmental Laws and as may be reasonably required in connection with the operation, use and maintenance of such Real Property by a Credit Party’s business. Hazardous Materials have not at any time been Released or threatened to be Released on or from any Real Property owned or operated by any Credit Party or by any person acting for or under contract to such Credit Party, or to the knowledge of the Credit Party, by any other Person in respect of Real Property owned or operated by such Credit Party, except in compliance with applicable Environmental Laws. At any Real Property formerly owned or operated by any Credit Party or by any person acting for or under contract to such Credit Party, or, to the knowledge of the Credit Party, by any other Person, there was not, during the time such Credit Party, or any Person owning or operating such Real Property for such Credit Party owned or operated such Real Property, any Release or threat of Release of any Hazardous Materials onto or from such Real Property.

(c) Notwithstanding anything to the contrary in this Section 5.17, the representations made in this Section 5.17 shall only be untrue if the aggregate effect of all conditions, failures, noncompliances, Environmental Claims, Hazardous Materials, Releases and presence of underground storage tanks, in each case of the types described above, (x) has had or (y) could reasonably be expected to have, a Material Adverse Effect.

5.18.	Properties

All Real Property owned by any Credit Party and all material Leaseholds leased by any Credit Party, in each case as of the Closing Date and after giving effect to the Transactions, and the nature of the interest therein, is correctly set forth in Schedule 5.18. Each Credit Party has good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it, including all Real Property reflected in Schedule 5.18 and in the financial statements (including the Pro Forma Balance Sheet) referred to in Section 5.10(b) (except such properties sold in the ordinary course of business since the dates of the respective financial statements referred to therein), free and clear of all Liens, other than Permitted Liens.

5.19.	Labor Relations

No Credit Party is engaged in any unfair labor practice that (x) has had or (y) could reasonably be expected to have, a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Credit Party or, to the knowledge of any Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Credit Party or, to the knowledge of any Credit Party, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or, to the knowledge of any Credit Party, threatened against any Credit Party and (iii) no union representation question existing with respect to the employees of any Credit Party and no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as (x) has not had and (y) could not reasonably be expected to have, a Material Adverse Effect.

5.20.	Tax Returns and Payments

Each Credit Party has timely filed all tax returns required to be filed by it in any jurisdiction and has paid all taxes and assessments payable by it or with respect to its properties, income or franchises which have become due, except for (a) tax returns (other than Federal tax returns), the failure of which to file could not reasonably be expected to be Material and (b) taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) being contested in good faith and adequately disclosed and fully provided for on the financial statements of such Credit Party in accordance with GAAP and with respect to which such Credit Party has established adequate reserves in accordance with GAAP. Each Credit Party has at all times paid, or has provided adequate reserves (in the good faith judgment of the management of such Credit Party) for the payment of, all taxes required to be paid by it for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of any Credit Party, threatened by any authority regarding any taxes relating to any Credit Party. No Credit Party knows of any basis for any other taxes or assessments that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of any Credit Party, or is aware of any circumstances that would cause the taxable years or other taxable periods of any Credit Party not to be subject to the normally applicable statute of limitations. The income of the Parent, the Company and the Subsidiaries of the Company that are treated as disregarded entities pursuant to Treasury Regulation Section 301.7701-3 are not subject to federal or state income tax at the company level.

5.21.	Existing Indebtedness.

(a) Schedule 5.21 sets forth a true and complete list of all Indebtedness of the Credit Parties as of the Closing Date and which is to remain outstanding after giving effect to the Transactions (excluding the Obligations) (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt. No Credit Party is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of such Credit Party and no event or condition exists with respect to any Indebtedness of such Credit Party that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Except as disclosed in Schedule 5.21, no Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

5.22.	Insurance.

Set forth on Schedule 5.22 hereto is a true, correct and complete summary of all insurance carried by each Credit Party on and as of the Closing Date (immediately after giving effect to the Transactions), with the amounts insured set forth therein.

5.23.	Transaction

At the time of consummation thereof, each element of the Transactions shall have been consummated in all material respects in accordance with the terms of the relevant Documents therefor and all applicable laws. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate each element of the Transactions in all material respects in accordance with the terms of the relevant Documents therefor and all applicable laws have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transactions. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon any element of the Transactions, the purchase and sale of the Notes, or the performance by any Credit Party of their respective obligations under the Documents and all applicable laws.

5.24.	Common Enterprise.

Each Issuer is engaged solely in a Permitted Business as of the Closing Date. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Issuers, as required for the continued successful operation of the Issuers as a whole. The Issuers have requested the Purchasers to make credit available hereunder primarily for the purposes set forth in Section 5.5. The Credit Parties expect to derive benefit, directly or indirectly, from a portion of the credit extended by the Purchasers hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Credit Parties is dependent on the continued successful performance of the functions of the group as a whole. The Credit Parties acknowledge that, but for the agreement by each of the Credit Parties to execute and deliver this Agreement and the Guarantee, the Purchasers would not have made available the credit facilities established on the terms set forth herein.

5.25.	Compliance with Cemetery Laws.

Each of the Credit Parties has complied in all material respects with, and on the Closing Date is in material compliance with, all applicable federal, state, local laws, regulations, administrative orders and other orders governing the operation of cemeteries, the providing of cemetery services, and the sale of cemetery merchandise, including, but not limited to: (a) obtaining and maintaining valid registration, permits, and certificates to conduct the cemetery business from the appropriate governmental authorities; (b) employing qualified representatives, employees, and sales agents who are registered with the appropriate governmental authorities; (c) submitting all required notices, records, statements, affidavits, financial reports and other documents, in form and substance, to the appropriate governmental authorities; (d) selling cemetery merchandise and cemetery services, including making required disclosures, in accordance with applicable laws; (e) using contracts, agreements, and other documents in form, wording and substance that comply with applicable laws; (f) establishing, funding and administering trust or escrow accounts, including, but not limited to, Trust Accounts, in accordance with applicable laws; (g) appointing qualified trustees and escrow agents to manage and administer trust funds established under applicable state laws; (h) maintaining and caring for cemeteries with the standard of care required by applicable laws; (i) constructing columbaria and mausoleums in accordance with applicable laws; (j) canceling contracts for cemetery services and cemetery merchandise, including making refunds to consumers, in accordance with applicable laws; (k) owning no more than the maximum amount of land permitted for cemetery and burial use under applicable laws; and (l) establishing cemeteries in areas permitted by applicable laws. Furthermore, there are no pending or, to the knowledge of any Credit Party, threatened claims or suspensions against the Credit Parties by any Person, entity or governmental authority related to the operation of cemeteries, the providing of cemetery services, and the sale of cemetery merchandise.

5.26.	Private Offering by the Company.

Neither the Issuers nor anyone acting on their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than [    ] other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Issuers nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.27.	Foreign Assets Control Regulations, etc.

Neither the sale of the Notes by the Issuers hereunder nor any Issuer’s use of the proceeds thereof will violate (a) the Trading with the Enemy Act, as amended, or (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, no Issuer or Subsidiary Guarantor (a) is or will become a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b)

knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such person. The Issuers and the Subsidiary Guarantors are in compliance with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act (USA Patriot Act of 2001).

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes to be purchased by it for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act or any applicable state securities or “blue sky” laws and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuers are not required to register the Notes.

6.2.	Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by it to pay the purchase price of the Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account”, as such term is defined in Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995), and there is no employee benefit plan with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such plan and all other employee benefit plans maintained by the same employer (and affiliates thereof as defined in section V(a)(1) of PTE 95-60) or by the same employee organization (in each case determined in accordance with PTE 95-60) exceeds or will exceed 10% of the total of all reserves and liabilities of such general account (determined in accordance with PTE 95-60, exclusive of separate account liabilities, plus any applicable surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed in such Purchaser’s state of domicile) as of the Closing Date; or

(b) the Source is a separate account that is maintained solely in connection with its fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as disclosed by such Purchaser to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Parent and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Parent and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO THE PARENT AND THE ISSUERS.

7.1.	Information Covenants.

The Parent will furnish, or will cause to be furnished, to each holder of Notes that is an Institutional Investor:

(a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Parent, the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, all of which shall be in reasonable detail and certified by a Senior Financial Officer of the General Partner that they fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. Within 95 days after the close of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, certified by independent certified public accountants of recognized national standing as shall be reasonably acceptable to the Required Holders, in each case to the effect that such statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the dates indicated and the results of their operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing as a result of Sections 10.8, 10.9 or 10.10 or has come to their attention or, if such a Default or an Event of Default has come to their attention, a statement as to the nature thereof.

(c) Monthly Financial Statements. Within 35 days after the last day of each month (or 45 day after the last day of any month that is the end of a fiscal quarter), the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such monthly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such monthly accounting period and accounts receivable and, to the extent requested by the Required Holders or provided to the Lenders, accounts payable agings, all of which shall be in reasonable detail and certified by the Senior Financial Officer of the General Partner that they fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(d) Budgets, etc. Not more than 60 days after the commencement of each fiscal year of the Parent, consolidated budgets of the Parent and its Subsidiaries in reasonable detail for each of the four fiscal quarters of such fiscal year, in each case as prepared by management in accordance with GAAP and setting forth the principal assumptions upon which such budgets are based.

(e) Compliance Certificates. At the time of the delivery of the financial statements provided for in Sections 7.1(a) and (b), a compliance certificate of the Senior Financial Officer of the General Partner, in the form set forth as Exhibit 7.1(e) hereto, to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall, if delivered in connection with the financial statements in respect of a period ending on the last day of a fiscal quarter or fiscal year of the Parent, set forth the calculations required to establish whether the Parent and its Subsidiaries were in compliance with the provisions of Sections 10.8 to 10.10, inclusive, as at the end of such fiscal quarter or year, as the case may be.

(f) Notice of Default or Litigation. Promptly, and in any event within five Business Days after an officer of any Credit Party obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action such Credit Party proposes to take with respect thereto, (ii) any litigation or proceeding pending or threatened (x) against any Credit Party which (I) has had or (II) could reasonably be expected, to have a Material Adverse Effect, (y) with respect to any material Indebtedness of any Credit Party or (z) with respect to any Document, (iii) any material governmental investigation pending or threatened against any Credit Party and (iv) any other event which (x) has had or (y) could reasonably be expected to have, a Material Adverse Effect.

(g) Management Letters. Promptly upon receipt thereof, a copy of any “management letter” submitted to any Credit Party by its independent accountants in connection with any annual, interim or special audit made by them of the books of such Credit Party and management’s responses thereto.

(h) Environmental Matters. Promptly after any officer of any Credit Party obtains actual knowledge of any of the following (but only to the extent that any of the following, either individually or in the aggregate, (x) has had or (y) could reasonably be expected to have, (a) a Material Adverse Effect or (b) a cost to such Credit Party in excess of $100,000), written notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Property now, formerly, or hereafter owned or operated by any Credit Party;

(ii) any condition or occurrence on any Real Property now, formerly, or hereafter owned or operated by any Credit Party that (x) results in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim any Credit Party or any such Real Property;

(iii) any condition or occurrence on any Real Property now, formerly, or hereafter owned or operated by any Credit Party that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by such Credit Party of its interest in such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property now, formerly, or hereafter owned or operated by any Credit Party.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Credit Party’s response or proposed response thereto. In addition, the Credit Parties agree to provide the holders of Notes with copies of such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Required Holders.

(i) Reports. Promptly upon transmission thereof, (i) copies of any filings and registrations with, and reports to, the SEC by any Credit Party, (ii) copies of all financial information, notices, press releases and reports as the Credit Parties shall send to the Lenders and the Administrative Agent under the Credit Agreement, (iii) copies of all financial statements, proxy statements, notices and reports as such Credit Party shall send generally to analysts and the holders of any class of Equity Interests or Indebtedness in their capacity as such holders (to the extent not theretofore delivered to the holders of Notes pursuant to this Agreement) and (iv) with reasonable promptness, such other information or documents (financial or otherwise) as the Required Holders may reasonably request from time to time.

(j) Change in Senior Management. Promptly upon knowledge by any Credit Party of any change or intended change in the person holding any Senior Manager position.

(k) Investments. Monthly summaries, prepared by the Parent’s investment advisors, describing all investments of the Trust Funds.

(l) Material Adverse Effect. Without duplication of any other provision of this Section 7.1, notice of any event which could reasonably be expected to have a Material Adverse Effect.

(m) 144A Information. Promptly upon request therefor by any holder of Notes or by any prospective purchaser of Notes designated by the holder thereof, all information, statements, reports, descriptions of business, products and services, financial statements and other information as such holder or prospective purchaser, may reasonably determine to be required to be delivered in order to comply with Rule 144A promulgated under the Securities Act.

(n) Phase II Reports. Within 60 days after the Closing Date, the Parent shall deliver to each holder of Notes satisfactory copies of “Phase II” environmental reports prepared for any of the ten properties listed on Schedule 4.13(a) for which any Phase I environmental for such property delivered pursuant to Section 4.13(c) recommends the undertaking of a “Phase II” report.

(o) Bring Down Opinion. Within 30 days of the anniversary of the Closing Date falling in 2007, the Credit Parties will cause to be delivered to the holders of Notes a “bring down” perfection opinion of Blank Rome LLP (or such other counsel reasonably acceptable to the Required Holders) in form and substance reasonably satisfactory to the Required Holders and their counsel.

(p) Other Information. From time to time, with reasonable promptness, such other data, information or documents (financial or otherwise) with respect to the Credit Parties as from time to time may be reasonably requested by any such holder of Notes.

7.2.	Books and Records.

Each Credit Party keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material requirements of law shall be made of all dealings and transactions in relation to its business and activities.

7.3.	Inspection.

Without limiting any additional similar requirements set forth in any Security Document, the Parent will, and will cause each of its Subsidiaries to, permit, upon reasonable prior notice to a Senior Financial Officer or other authorized officer of the Parent or the Company, officers and designated representatives of the holders of Notes, up to twice in any calendar year at the joint and several expense of the Issuers, and at any time after an Event of Default has occurred, at the joint and several expense of the Issuers, to visit and inspect any of the properties or assets of the Parent or any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of the Parent and any of its Subsidiaries and discuss the affairs, finances and accounts of the Parent and of any of its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the holders of Notes may desire.

8.	PAYMENT AND PREPAYMENT OF NOTES.

8.1.	Payment at Maturity.

The entire unpaid principal amount of the Notes shall be due and payable at the final maturity date set forth therein.

8.2.	Mandatory Prepayment From Available Proceeds.

(a) The Issuers will, promptly upon the occurrence of a Prepayment Event, and in any event within five days thereafter, give written notice thereof to the holders of the Notes, which notice shall contain an irrevocable offer by the Issuers to apply to the prepayment of the Notes an amount (rounded to the nearest $1,000) equal to the Available Proceeds (as below defined), such prepayment to be made on a date (an “Available Proceeds Prepayment Date”) specified in such notice (which date shall be a Business Day not less than 15 days and not more than 30 days after the date of such notice), in each case at the principal amount so to be prepaid, together with accrued interest on such principal amount to the Available Proceeds Prepayment Date and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. Each holder of a Note may reject such offer (in whole but not in part with respect to any Note) and shall be deemed to have accepted such offer unless such holder shall have rejected such offer by notice delivered to the Company in writing or by facsimile (or by telephone promptly confirmed in writing or by facsimile) at least five Business Days prior to the Available Proceeds Prepayment Date. If any such holder shall have rejected such prepayment offer, such holder shall not be deemed to have waived its rights under this Section 8.2 with respect to any later prepayment offer. A holder of more than one Note may accept or reject a prepayment offer under this Section 8.2 in respect of all or any one of its Notes. If any such holder rejects such prepayment offer in respect of any Note, then the Issuers shall promptly offer to all non-rejecting holders to prepay Notes on the Available Proceeds Prepayment Date in an additional principal amount (rounded to the nearest $1,000) equal to the share of such Available Proceeds attributable to the Notes in respect of which such prepayment offer has been rejected by all rejecting holders. Unless a non-rejecting holder rejects such offer within one Business Day after receiving the same, such non-rejecting holder shall be deemed to have accepted such offer in respect of its pro rata share of such offer allocable among all non-rejecting holders.

(b) The Company will, at least one Business Day prior to an Available Proceeds Prepayment Date, give each holder of Notes a notice specifying (i) the aggregate principal amount of all Notes to be prepaid on such Available Proceeds Prepayment Date, and (ii) the principal amount, if any, of each Note held by such holder to be prepaid on such Available Proceeds Prepayment Date.

(c) As used in this Section 8.2:

“Available Proceeds” means, at any date of determination with respect to a Prepayment Event, an amount equal to the Pro Rata Share of the holders of the Notes in respect of the Net Cash Proceeds or Net Sale Proceeds, as applicable resulting from such Prepayment Event.

“Net Cash Proceeds” means the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net, without duplication, of the related Credit Party’s (i) reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary discounts and selling commissions and reasonable legal, advisory and other fees and expenses associated therewith) relating to such event at the time of, or within 30 days after, the date of such event and (ii) the estimated marginal increase in income taxes which will be payable by the Parent’s consolidated group with respect to the fiscal year in which the event occurs as a result of such event.

“Net Sale Proceeds” means for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net, without duplication, of the related Credit Party’s (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary discounts and selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses and sale and transfer taxes, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale, (ii) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than the Notes) which is secured by the respective assets which were sold, and (iii) the estimated marginal increase in income taxes which will be payable by the Partner’s consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale. Net Sale Proceeds shall not include any trade-in-credits or purchase price reductions received by the Partner or any of its Subsidiaries in connection with an exchange of equipment for replacement equipment that is the functional equivalent of such exchanged equipment.

“Prepayment Event” means (a) any Credit Party receives Net Sale Proceeds from any Asset Sale, (b) any Credit Party receives Net Cash Proceeds from any incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.4 as in effect on the Closing Date), (c) any Credit Party receives Net Cash Proceeds from any issuance of Equity Interests by the Parent (other than the cash proceeds of the issuance of Equity Interests to the extent issued in connection with a Permitted Acquisition that is completed within 180 days before or after the date of receipt of such cash proceeds), (d) any Credit Party receives Net Cash Proceeds from any issuance of capital stock or other Equity Interests by, or cash capital contributions to, any Subsidiary of the Parent (other than (x) issuances of common Equity Interests to the Parent or any other Subsidiary of the Parent by the Parent or any other Subsidiary of the Parent, and (y) cash capital contributions to any Subsidiary of the Parent by the Parent or any Subsidiary of the Parent), and (e) any Credit Party receives any proceeds from any Recovery Event (other than proceeds from Recovery Events in an amount less than $500,000 per Recovery Event (net of reasonable costs (including, without limitation, legal costs and expenses) and taxes incurred in connection with such Recovery Event and the amount of such proceeds required to be used to repay any Indebtedness (other than the Notes) which is secured by the respective assets subject to such Recovery Event). Notwithstanding the foregoing:

(a) the (i) aggregate Net Sale Proceeds from Assets Sales received during any fiscal year may be retained by the Parent and its Subsidiaries without giving rise to an obligation to offer to prepay the Notes under this Section 8.2, so long as no Default or Event of Default exists at the time such Net Sale Proceeds are received and a Responsible Officer of the Parent has delivered a certificate to the holders of Notes on or prior to such date stating that such Net Sale Proceeds shall be used to purchase capital assets used or to be used in the businesses permitted pursuant to Section 10.1 (including, without limitation (but only to the extent permitted by Section 9.12), the purchase of the Equity Interests of a Person engaged in such businesses) within 180 days following the date of receipt of such Net Sale Proceeds from such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended) and (ii) if all or any portion of such Net Sale Proceeds not required to be used to make an offer to prepay Notes under this Section 8.2 are not so used within such 180 day period, the Issuers shall make an offer to prepay the Notes under this Section 8.2 with such remaining portion on the last day of such 180 day period (or such earlier date, if any, as the Board of Directors (or equivalent) of the Parent or such Subsidiary, as the case may be, determines not to reinvest the Net Sale Proceeds relating to such Asset Sale as set forth above); and

(b) with respect to proceeds from a Recovery Event, so long as no Default or Event of Default then exists and such proceeds do not exceed $500,000, the Issuers shall not be required to make an offer to prepay the Notes pursuant to Section 8.2 on such date to the extent that a Responsible Officer of the Parent has delivered a certificate to the holders of Notes on or prior to such date stating that such proceeds shall be used or shall be committed to be used to replace or restore any properties or assets in respect of which such proceeds were paid within 180 days following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended), and (y) so long as no Default or Event of Default then exists and to the extent that (a) the amount of such proceeds exceeds $500,000, and (b) a Responsible Officer of the Parent has delivered to the holders of Notes a certificate on or prior to the date an offer to prepay the Notes would otherwise be required pursuant to Section 8.2 in the form described in clause (x) above, then the entire amount of the proceeds of such Recovery Event and not just the portion in excess of $500,000 shall be deposited with the Collateral Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Collateral Agent whereby such proceeds shall be disbursed to the Parent or the respective Subsidiary from time to time as needed to pay or reimburse the Parent or the respective Subsidiary in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be established by the Collateral Agent); provided further, that at any time while an Event of Default has occurred and is continuing, the Required Holders may direct the Issuers to make an offer to prepay the Notes as would otherwise be required by Section 8.2 with the proceeds then on deposit in such collateral account; and provided further, that if all or any portion of such proceeds not required to be used to make an offer to prepay Notes under this Section 8.2 are not so used within such 180 day period, the Issuers shall make an offer to prepay the Notes under the Section 8.2 with such remaining portion on the date occurring 180 days after the date of the respective Recovery Event.

“Pro Rata Share” means, in relation to any amount, (a) with respect to the holders of the Notes, a share of such amount determined by multiplying such amount by a fraction, the numerator of which shall be the aggregate unpaid principal amount of Notes at the time outstanding plus any Make-Whole Amount then due, and the denominator of which shall be the sum of the Acquisition Facility Amount referred to below and the aggregate unpaid principal amount of the Notes at the time outstanding plus any Make-Whole Amount then due (the sum of the foregoing amounts being referred to as the “Denominator Amount”), (b) with respect to all the Lenders under the Acquisition Facility as a group, a share of such amount determined by multiplying such amount by a fraction, the numerator of which shall be the sum of the aggregate principal amount of outstanding loans under the Acquisition Facility (such amount being referred to as the “Acquisition Facility Amount”), and the denominator of which shall be the Denominator Amount. For purposes of the determination of the Pro Rata Share of the Lenders under the Acquisition Facility, a portion of the Current Swap Obligations (as defined in the Intercreditor Agreement) shall be deemed to be principal in the manner contemplated by the definition of “Pro Rata Basis” in the Intercreditor Agreement.

The Company will furnish to the holders of the Notes, concurrently with the financial statements and other information furnished pursuant to Sections 7.1(a) and (b), a certificate of a Senior Financial Officer of the Company containing computations in reasonable detail showing whether any Net Cash Proceeds existed during the fiscal period covered by such financial statements, the source of such Net Cash Proceeds and the resulting amount or amounts of Available Proceeds.

(d) Notwithstanding anything to the contrary contained in this Agreement, neither the exercise of the underwriters’ over-allotment option nor the redemption by the Parent of Partnership Common Units or Partnership Subordinated Units in connection with any such exercise, in each case, as exercised within thirty days of the Closing Date and as otherwise described in the prospectus included in the Form S-1 that is declared effective with the SEC will constitute an Event of Default or trigger a requirement for a mandatory prepayment under this Section 8.2.

8.3.	Optional Prepayments.

The Issuers may, at their option, upon notice as provided in Section 8.4, prepay at any time all, or from time to time any part (in a principal amount not less than $2,500,000 and in integral multiples of $1,000,000) of the Notes, at the principal amount so to be prepaid together with accrued interest on such principal amount to the date of such prepayment and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

8.4.	Notice of Prepayments.

The Company will give each holder of Notes written notice of each prepayment under Section 8.2 or 8.3 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify the date fixed for such prepayment (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of Notes held by such holder to be prepaid (determined in accordance with Section 8.5) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

Each such notice of prepayment pursuant to Section 8.2 or 8.3 shall be accompanied by a certificate of a Senior Financial Officer of the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation (such certificate and computation to be acceptable to the Required Holders). Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Company specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.5.	Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2 or Section 8.3, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.6.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Issuers shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.7.	Note Purchase Prohibition.

The Issuers will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. Each Issuer will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.8.	Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 1.00% (100 basis points) over the yield to maturity implied by the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as Bloomberg Financial Markets Page “PX1”(or such other display as may replace Bloomberg Financial Markets Page “PX1”) for actively traded U.S. Treasury securities having a maturity equal to the remaining life of such Called Principal as of such Settlement Date, or if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a maturity equal to the remaining life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the remaining life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the remaining life. The Reinvestment Yield shall be rounded upwards to the same number of decimals points as the number of decimal points set forth in the Notes for the interest rate.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.3 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Credit Parties jointly and severally covenant and agree that, so long as any of the Notes shall remain outstanding:

9.1.	Insurance.

(a) Each Credit Party will (i) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (ii) furnish to each of the holders of Notes, from time to time upon request, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, the Parent will at all times cause insurance of the types described in Schedule 5.22 to be maintained (with the same scope of coverage as that described in Schedule 5.22) at levels which are consistent with its practices immediately before the Closing Date, or otherwise in form, scope and amount reasonably acceptable to the Required Holders. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 9.1 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) Each Credit Party, at all times keep all of its property (except real or personal property leased or financed through third parties in accordance with this Agreement) insured in favor of the Collateral Agent, and all policies or certificates with respect to such insurance (and any other insurance maintained by, or on behalf of, any Credit Party) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as certificate holder, mortgagee and loss payee with respect to real property, certificate holder and loss payee with respect to personal property, additional insured with respect to general liability and umbrella liability coverage and certificate holder with respect to workers’ compensation insurance), (ii) shall state that such insurance policies shall not be canceled or materially changed without at least 30 days prior written notice thereof by the respective insurer to the Collateral Agent and (iii) shall be delivered to the Collateral Agent.

(c) If any Credit Party shall fail to maintain all insurance in accordance with this Section 9.1, or if any Credit Party shall fail to so name the Collateral Agent as an additional insured, mortgagee or loss payee, as the case may be, or so deliver all certificates with respect thereto, the Required Holders and/or the Collateral Agent shall have the right (but shall be under no obligation), upon 5 Business Days prior written notice to the Parent, to procure such insurance, and the Credit Parties agree jointly and severally to reimburse the Required Holders or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance.

9.2.	Payment of Taxes.

Each Credit Party will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims for material sums that have become due and payable which, if unpaid, could reasonably be expected to become a Lien not otherwise permitted under Section 10.3(i); provided that no Credit Party shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained and continues to maintain adequate reserves with respect thereto in accordance with GAAP.

9.3.	Corporate Franchises.

Each Credit Party will do all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, authority to do business, licenses, certifications, accreditations and patents, except for rights, franchises, authority to do business, licenses, certifications, accreditations and patents the loss of which (individually and in the aggregate) (x) have not had and (y) could not reasonably be expected to have, a Material Adverse Effect; provided, however, that any transaction permitted by Section 10.2 (including, without limitation, the dissolution of any Subsidiary of the Parent permitted pursuant to said Section) will not constitute a breach of this Section 9.3.

9.4.	Compliance with Statutes; etc.

Each Credit Party will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including without limitation laws, regulations, administrative orders and other orders referred to in Section 5.25), except for such noncompliance as (x) have not had and (y) could not reasonably be expected to have, a Material Adverse Effect.

9.5.	Compliance with Environmental Laws

(a) (i) The Parent will comply with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by the Credit Parties, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) no Credit Party will generate, use, treat, store, Release, dispose of, threaten to Release, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned or operated by any Credit Party, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except in material compliance with applicable Environmental Laws and as may be reasonably required in connection with the operation, use and maintenance of such Real Property by any Credit Party’s business, unless any failures to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, (x) have not had and (y) could not reasonably be expected to have, a Material Adverse Effect. If any Credit Party or any tenant or occupant of any Real Property now or hereafter owned or operated by such Credit Party, causes or permits any intentional or unintentional act or omission resulting in the presence or Release or threat of Release of any Hazardous Material (except in material compliance with applicable Environmental Laws) at or from any Real Property, the Credit Party agrees, if required to do so under any final applicable directive or order of any governmental agency, to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property, and, if required by any governmental agency under applicable law to restore any natural resources, except where the failure to do so could not reasonably be expected to have, a Material Adverse Effect.

(b) At the written request of the Required Holders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Parent and the Company will provide, at their sole cost and expense, a Phase I environmental site assessment report (and any additional reports required thereby) which has been prepared, in accordance with the applicable ASTM standard, by an environmental consulting firm approved by the Required Holders, and such approval will not be unreasonably withheld, and which concerns any Real Property now or hereafter owned or operated by any Credit Party, and addresses the matters in clause (i) or (ii) below which give rise to such request (or, in the case of a request pursuant to following clause (i), addresses such matter as may be requested by the Required Holders) and estimates the range of the potential costs of any removal, remedial or other corrective or restorative action in connection with any such matter; provided that in no event shall such request be made unless (i) a Default or Event of Default has occurred and is continuing or (ii) the holders of Notes receive notice under Section 7.1(h) for any event referred to in said Section which, either individually or in the aggregate, (x) has had or (y) could reasonably be expected to have, (a) a Material Adverse Effect or (b) a remedial cost to the Credit Parties in excess of $100,000. If any Credit Party fail to provide the same within 60 days after such request was made, the Required Holders may order the same, and the Credit Parties shall grant and hereby do grant, to the holders of Notes and their agents reasonable access to such Real Property and specifically grant such holders and their agents an irrevocable non-exclusive license, subject to the right of tenants, to undertake such an assessment, all at the expense of the Credit Parties. In such an event, the Credit Parties shall and hereby do release the holders of Notes and their agents from any and all Environmental Claims concerning any investigation into or assessment of the Real Property which such holders may cause to be made.

9.6.	ERISA.

As soon as possible and, in any event, within ten (10) Business Days after any Plan, Credit Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Parent will deliver to the holders of Notes a certificate of a Senior Financial

Officer of the General Partner setting forth in reasonable detail information as to such occurrence and the action, if any, that the Plan, such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed by the Plan, the Credit Party, the Plan administrator or such ERISA Affiliate to or with, the PBGC or any other governmental agency, or a Plan or Multiemployer Plan participant, and any notices received by the Parent, such Subsidiary or ERISA Affiliate from the PBGC or other governmental agency or a Plan or Multiemployer Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Parent has previously delivered to the holders of Notes a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made, except to the extent that any failure to make such contribution would not result in a Material liability; that a Plan or Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has a Material Unfunded Current Liability and, to the knowledge of the Parent or any other Credit Party, that a Multiemployer Plan has a Material Unfunded Current Liability (assuming, solely for this purpose, that the term “Unfunded Current Liability” also applies to Multiemployer Plans) not previously disclosed to the holders of Notes prior to the Closing Date; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan or Multiemployer Plan; that any Credit Party or any ERISA Affiliate will or may incur any Material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan or Multiemployer Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that any Credit Party may incur any Material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan. Each Credit Party will deliver to each of the holders of Notes copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Each Credit Party will also deliver to each of the holders of Notes upon request a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the holders of Notes pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Parent, any Subsidiary of the Parent or any ERISA Affiliate with respect to any Plan or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the holders of Notes no later than ten (10) Business Days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or any other government agency or such notice has been received by the Parent, the Subsidiary or the ERISA Affiliate, as applicable. If, at any time after the Closing Date, any Credit Party or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA which is not set forth in Schedule 5.12, as may be updated from time to time, then the Parent shall deliver to the holders of Notes an updated Schedule 5.12 as soon as possible and, in any event, within 30 days after such Credit Party or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), such pension plan. Such updated Schedule 5.12 shall supersede and replace the existing Schedule 5.12.

9.7.	Good Repair.

The Parent will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used in its business are kept in good repair, working order and condition, ordinary wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner consistent with past practices.

9.8.	End of Fiscal Years; Fiscal Quarters.

The General Partner will, for financial reporting purposes, cause (i) each Credit Party’s fiscal year to end on December 31 of each year and (ii) itself, and cause each Credit Party to maintain fiscal quarters consistent therewith and with the past practices of the any Credit Parties as in effect on the Closing Date.

9.9.	Additional Security; Further Assurances.

(a) Each Credit Party will grant to the Collateral Agent security interests and mortgages in such assets and real property of the Parent and such Subsidiaries as are not covered by the original Security Documents (subject to the applicable exceptions contained therein), and as may be reasonably requested from time to time by the Required Holders (collectively, the “Additional Security Documents”). The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full.

(b) Each Credit Party will, at the expense of the Credit Parties, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, limited powers of attorney, certificates, real property surveys (it being understood that the Credit Parties shall be under no obligation to obtain any such survey), reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require in order for the Collateral Agent to fully enforce its rights under the Security Documents. Furthermore, the Parent shall cause to be delivered to the holders of Notes such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Required Holders to assure them that this Section 9.9 has been complied with.

(c) The Parent agrees to cause each Subsidiary of the Parent established or created in accordance with Section 10.15 to execute and deliver a counterpart hereto and to the Guarantee (and/or an assumption agreement in form and substance satisfactory to the Required Holders) whereby such Subsidiary shall become a party hereto and thereto as a Guarantor.

(d) The Parent will cause each Subsidiary of the Parent established or created in accordance with Section 10.15 to grant to the Collateral Agent a Lien (subject only to Permitted Liens) on property (tangible and intangible) of such Subsidiary upon terms and with exceptions similar to those set forth in the Security Documents, as appropriate, and reasonably satisfactory in form and substance to the Required Holders. In connection with the actions required to be taken pursuant to the immediately preceding sentence, the respective Subsidiary shall become a party to the various existing Security Documents by executing counterparts thereof and/or assumption agreements relating thereto (together with the delivery of updated schedules) in each case pursuant to documentation in form and substance reasonably satisfactory to the Required Holders, or shall enter into and deliver such new Security Documents as may be requested by the Required Holders. Each Issuer and each Subsidiary Guarantor will cause each of its Subsidiaries, at its own expense, to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation and perfection of the foregoing Liens. Each Issuer and each Subsidiary Guarantor will cause each of such Subsidiaries to take all actions reasonably requested by the Required Holders (including, without limitation, the filing of UCC-1’s) in connection with the granting of such security interests.

(e) At any time after the Closing Date at which any Issuer or Subsidiary Guarantor receives or has performed on its behalf any survey of any Mortgaged Property (it being understood that no Issuer or Subsidiary Guarantor shall be under any obligation to obtain any such survey), such Issuer or Subsidiary Guarantor, as the case may be, shall promptly thereafter deliver a copy of such survey to the holders of Notes.

(f) Each of the Credit Parties agrees that each action required above by this Section 9.9 shall be completed as soon as possible, but in no event later than 60 days after such action is either requested to be taken by the Collateral Agent or the Required Holders or required to be taken by the Parent and its Subsidiaries pursuant to the terms of this Section 9.9; provided that (i) each newly acquired or created Subsidiary of the Parent shall be required to take the actions specified above concurrently (or promptly thereafter) with the creation or acquisition thereof (directly or indirectly) by a Credit Party, and (ii) in no event will any Credit Party or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.9.

9.10.	Use of Proceeds.

All proceeds of the Notes shall be used as provided in Section 5.5.

9.11.	Ownership of Subsidiaries.

Except as reflected on Schedule 5.14, the Issuers and the Subsidiary Guarantors will directly or indirectly own 100% of the Equity Interests of each Subsidiary of the Issuers and the Subsidiary Guarantors.

9.12.	Permitted Acquisitions.

(a) Subject to the provisions of this Section 9.12 and the requirements contained in the definition of Permitted Acquisition, the Company and any of its Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Holders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Company shall have given the holders of Notes prior written notice of the proposed Permitted Acquisition in accordance with the definition thereof; (iii) calculations are made by the Company of (x) compliance with the covenants contained in Sections 10.8, 10.9 and 10.10 for the period of four consecutive fiscal quarters (taken as one accounting period) most recently ended prior to the date of such Permitted Acquisition (each, a “Calculation Period”), on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (for this purpose, if the first day of the respective Calculation Period occurs prior to the Closing Date, calculated as if the covenants contained in said Sections 10.8, 10.9 and 10.10 had been applicable from the first day of the Calculation Period) and (y) compliance, on a Pro Forma Basis, with Sections 10.8, 10.9 and 10.10 immediately after giving effect to the consummation of the respective Permitted Acquisition (for this purpose, using the same ratio which will be required to be met on the last day of the first fiscal quarter ended on or after the date upon which the respective Permitted Acquisition is consummated), and the Parent shall be in compliance therewith; (iv) after giving effect to the updating of schedules to reflect transactions related to Permitted Acquisitions, all representations and warranties contained herein and in the other Finance Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and (v) the Parent shall have delivered to the holders of Notes on the date of the consummation of such proposed Permitted Acquisition (or earlier if such Officer’s Certificate has been delivered to the Lenders), an Officer’s Certificate of the General Partner, certifying to the best of his/her knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations required by the preceding clause (iii) (such calculations to be approved by the Required Holders).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, all capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the holders of Notes pursuant to, and to the extent required by, the Pledge Agreement in accordance with the requirements of Section 10.15.

(c) Each Issuer and each Subsidiary Guarantor shall cause each of its Subsidiaries which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation required by, Sections 9.9 and 10.15, to the reasonable satisfaction of the Required Holders.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each Credit Party that the certifications by a Credit Party (or by one or more of its respective Responsible Officers on its behalf) pursuant to Section 9.12(a), are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 4 and 11.

9.13.	Maintenance of Company Separateness.

The Parent will, and will cause each of its Subsidiaries to, satisfy customary Organization formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Organizational offices and records. Neither the Parent nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the Organizational existence of the Parent or any of its Subsidiaries being ignored, or in the assets and liabilities of the Parent or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding (it being understood and agreed that the entering into of the Finance Documents and the Credit Agreement Documents by the Parent and its Subsidiaries, and the performance of their respective obligations thereunder, shall not in and of itself be taken into account for purposes of determining compliance with the foregoing covenant).

9.14.	Clean Down.

The Issuers and the Subsidiary Guarantors will repay all Interim Borrowing (as defined in the Credit Agreement) so that, for a period of not less than thirty (30) consecutive days during each consecutive twelve (12) month period prior to the Revolving Loan Maturity Date (as defined in the Credit Agreement), the aggregate outstanding principal balance of all Interim Borrowings will be equal to or less than $5,000,000.

9.15.	Performance of Obligations

The Parent will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as (x) have not caused and (y) could not reasonably be expected to cause, individually or in the aggregate, a Default or Event of Default hereunder or a Material Adverse Effect.

9.16.	Margin Regulations

No Credit Party will hold any Margin Stock. Each Credit Party will comply with all of the requirements of Regulations T, U and X.

9.17.	Maintenance of Trust Funds and Trust Accounts.

Each Issuer and each Subsidiary Guarantor shall set aside in the appropriate Trust Account, all applicable Trust Funds at the time such funds are received by such Issuer or Subsidiary Guarantor, and each Issuer and each Subsidiary Guarantor shall establish and maintain all of the funding obligations of each of the Trust Accounts in accordance with applicable law.

9.18.	Amendment to Credit Agreement Covenants.

If the Credit Parties shall at any time after the Closing Date amend or modify the Credit Agreement in a manner that requires any Credit Party to make a mandatory prepayment, comply with a covenant or add an event of default, or change any related definition, that either is not at such time included in this Agreement or, if such mandatory prepayment provision, covenant or event of default shall already be included in this Agreement, is more restrictive upon such Credit Party than such existing mandatory prepayment, covenant or event of default, each such mandatory prepayment, covenant and each event of default, definition and other provision relating to such mandatory prepayment provision, covenant or event of default in such Credit Agreement (as amended or modified from time to time thereafter) shall be automatically deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if then set forth herein in full. Promptly after any such amendment or modification, the Credit Parties will (i) furnish to each holder of Notes a copy of each such mandatory prepayment, covenant and each event of default, definition and other provisions related thereto and (ii) execute and deliver to each holder of a Note an instrument, in form and substance reasonably satisfactory to the Required Holders, modifying this Agreement by adding or modifying, as the case may be, the full text of such mandatory prepayment provision, covenant and the events of default, definitions and other related provisions.

10.	NEGATIVE COVENANTS.

The Credit Parties jointly and severally covenant and agree that, so long as any of the Notes shall remain outstanding:

10.1.	Changes in Business; etc.

No Credit Party will engage in any business other than the Permitted Business.

Notwithstanding the foregoing:

(a) the General Partner will not itself: (A) engage in a Permitted Business; (B) own any significant assets (other than (I) its general partnership Equity Interest in the Parent, (II) any intercompany loan permitted to be made by it pursuant to Section 10.5(v), (III) cash to be loaned, dividended, contributed and/or otherwise promptly applied for purposes not otherwise prohibited by this Agreement and (IV) other assets used or held in connection with the performance of activities permitted to be conducted by the General Partner); or (C) have any liabilities (other than those liabilities for which it is responsible under this Agreement, the Documents to which it is a party, the GP Agreement, and any other Indebtedness permitted to be incurred by the General Partner pursuant to Section 10.4); provided however, the conduct of business restriction contained in clause (A) above shall not prohibit (or be construed to prohibit) the General Partner or its employees from conducting the activities contemplated to be conducted by the General Partner under the Partnership Agreement or the GP Agreement, and other administrative, management or ordinary course “holding company” activities necessary or desirable in connection with the operation of the Permitted Business through the General Partner, the Subsidiary Guarantors and the Issuers (including, without limitation, intercompany management functions and the provision of umbrella insurance policies); and

(b) the Parent will not itself: (A) engage in a Permitted Business; (B) own any significant assets (other than (I) the Equity Interests in the Company, (II) any intercompany loan permitted to be made by it pursuant to Section 10.5(v), (III) cash to be loaned, dividended, contributed and/or otherwise promptly applied for purposes not otherwise prohibited by this Agreement, and (IV) other assets used or held in connection with the performance of activities permitted to be conducted by the Parent); or (C) have any liabilities (other than those liabilities for which it is responsible under this Agreement, the Partnership Agreement, the Documents to which it is a party, any intercompany loan permitted to be incurred by it pursuant to Section 10.5(v) and any other Indebtedness permitted to be incurred by the Parent pursuant to Section 10.4); provided however, the conduct of business restriction contained in clause (A) above shall not prohibit (or be construed to prohibit) the Parent from conducting administrative and other ordinary course “holding company” activities necessary or desirable in connection with the operation of the Permitted Business through the Subsidiary Guarantors and the Issuers.

10.2.	Consolidation; Merger; Sale or Purchase of Assets; etc.

No Credit Party will, or will permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than Cemetery Property in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person or agree to do any of the foregoing at any future time, except that the following shall be permitted:

(i) the Credit Parties may, as lessee or licensee, enter into operating leases and licenses in the ordinary course of business with respect to real or personal property;

(ii) Capital Expenditures to the extent not in violation of this Agreement;

(iii) Investments permitted pursuant to Section 10.5;

(iv) the Credit Parties may, in the ordinary course of business, sell or otherwise dispose of tangible assets which, in the reasonable opinion of such Person, are obsolete, uneconomic or worn-out;

(v) any Credit Party may sell tangible assets, so long as (A) no Default or Event of Default then exists or would result therefrom, (B) each such sale is in an arm’s-length transaction and such Credit Party receives at least fair market value (as determined in good faith by such Credit Party), (C) the total consideration received by such Credit Party is paid at the time of the closing of such sale in cash, and (D) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 8.2;

(vi) any Credit Party may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) any Credit Party may grant licenses, leases or subleases to third Persons in the ordinary course of business not materially interfering with the conduct of the business of such Credit Party;

(viii) any Credit Party may transfer assets to any other Credit Party, so long as the security interests granted to the Collateral Agent for the benefit of the holders of the Notes pursuant to the Security Documents in the assets so transferred which shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

(ix) any Issuer or Subsidiary Guarantor may merge with and into, may convert into or be dissolved or liquidated into any other Issuer or Subsidiary Guarantor, so long as (A) the security interests granted to the Collateral Agent for the benefit of the holders of Notes pursuant to the Security Documents in the assets of such Issuer or Subsidiary Guarantor shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, conversion, dissolution or liquidation) and (B) such merger, conversion, dissolution or liquidation does not violate the terms of the Partnership Agreement or otherwise result in negative tax consequences for the Parent;

(x) any Credit Party may sell or exchange specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 90 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged;

(xi) any Issuer or Subsidiary Guarantor shall be permitted to make Permitted Acquisitions, so long as such Permitted Acquisitions are effected in accordance with the requirements of Section 9.12;

(xii) any Issuer or Subsidiary Guarantor shall be permitted to make sales, transfers or other dispositions of real property made in the ordinary course of business, while no Default or Event of Default exists, to the extent the aggregate value of such real property disposed of in any fiscal year by all Issuers and Subsidiary Guarantors is not in excess of $3,000,000;

(xiii) the General Partner may sell, transfer or dispose of Equity Interests in the Parent as required by the terms of the Partnership Agreement or any employee benefit plan of a Credit Party; and

(xiv) the Transactions shall be permitted.

To the extent the Required Holders waive the provisions of this Section 10.2 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 10.2, such Collateral (unless transferred to a Credit Party) shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the holders of the Notes shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

10.3.	Liens.

No Credit Party will, or will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of such Credit Party, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including any sales of accounts receivable or notes with or without recourse to any Credit Party) or assign any right to receive income, except for the following (collectively, the “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of a Credit Party imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of such Credit Party or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(iii) Liens created by or pursuant to the Security Documents and the Intercreditor Agreement;

(iv) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.3, plus any extensions or renewals of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Parent or any of its Subsidiaries;

(v) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 11(i); provided that no cash or other property shall be pledged by any Credit Party as security therefor;

(vi) Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of any Credit Party in connection with workers’ compensation, unemployment insurance and other types of social security, (y) to secure the performance by any Credit Party of tenders, statutory obligations (other than excise taxes), surety, stay and customs bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by any Credit Party of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices;

(vii) licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Credit Party;

(viii) Permitted Encumbrances;

(ix) Liens arising from or related to precautionary UCC financing statements regarding operating leases entered into by any Credit Party;

(x) Liens created pursuant to Capital Leases permitted pursuant to Section 10.4(iv); provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of any Credit Party;

(xi) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 30 days after the respective purchase) of assets acquired after the Closing Date by any Credit Party; provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 10.4(iv);

(xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiii) bankers liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business; and

(xiv) any Lien or other restriction on the use of property (including cash) deposited in any Trust Fund, to the extent imposed by law or by the terms of the agreement governing such Trust Fund.

10.4.	Indebtedness.

No Credit Party will, or will permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) (x) Indebtedness of the Credit Parties incurred pursuant to this Agreement and the other Finance Documents and (y) Indebtedness of the Credit Parties incurred pursuant to the Credit Agreement Documents in an aggregate outstanding principal amount not to exceed $37,500,000 at any time divided between an Acquisition Facility not to exceed $25,000,000 at any time and a Revolving Credit Facility not to exceed $12,500,000 at any time (in each case as from time to time reduced by principal repayments thereof, other than repayments of revolving loans which may by their terms be reborrowed);

(ii) Existing Indebtedness outstanding on the Closing Date and listed on Schedule 5.21, without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent expressly permitted by Schedule 5.21;

(iii) Indebtedness under Swap Contracts entered into to protect any Issuer or Subsidiary Guarantor against fluctuations in interest rates in respect of Indebtedness otherwise permitted under the Credit Agreement;

(iv) Capitalized Lease Obligations and Indebtedness of any Credit Party representing purchase money Indebtedness secured by Liens permitted pursuant to Section 10.3(x) or 10.3(xi); provided that (i) all such Capitalized Lease Obligations are permitted under this Agreement and (ii) the sum of (x) the aggregate of such Capitalized Lease Obligations outstanding at any time plus (y) the aggregate principal amount of such purchase money Indebtedness outstanding at such time shall not exceed $5,000,000;

(v) Indebtedness of the Parent and its Subsidiaries constituting intercompany loans permitted by Section 10.5(v);

(vi) Indebtedness to a seller of an Issuer or a Subsidiary Guarantor or assets acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Required Holders and substantially in the form set forth on Exhibit 10.4 hereto, and (ii) at the time of such Permitted Acquisition, such Indebtedness does not exceed 25% of the total value of the assets of the Subsidiary so acquired, or of the assets so acquired, as the case may be (such Indebtedness described above in this Section 10.4(vi) being “Subordinated Seller Debt”);

(vii) Contingent Obligations of the Credit Parties related to each other’s Indebtedness to the extent that such Indebtedness is otherwise permitted under this Section 10.4;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

(ix) Indebtedness of an Issuer or a Subsidiary Guarantor evidenced by completion guarantees, performance bonds and surety bonds incurred in the ordinary course of business for purposes of insuring the performance of such Issuer or Subsidiary Guarantor; and

(x) Indebtedness of an Issuer or a Subsidiary Guarantor arising from agreements of such Issuer or Subsidiary Guarantor providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company permitted under this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness (other than indemnification provisions) shall at no time exceed the gross proceeds actually received by such Issuer or Subsidiary Guarantor, as the case may be, in connection with such disposition.

10.5.	Advances; Investments; Loans

No Credit Party will, or will permit any of its Subsidiaries to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except:

(i) any Issuer or Subsidiary Guarantor may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms of such Issuer or Subsidiary Guarantor;

(ii) any Issuer or Subsidiary Guarantor may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iii) any Issuer or Subsidiary Guarantor may enter into Swap Contracts in compliance with Section 10.4(iii);

(iv) Investments in existence on the Closing Date and listed on Schedule 5.21 shall be permitted, without giving effect to any additions thereto or replacements thereof;

(v) (x) the Parent may make intercompany loans and advances to any Issuer or Subsidiary Guarantor, (y) any Issuer or Subsidiary Guarantor may make intercompany loans and advances to any other Issuer or Subsidiary Guarantor, and (z) the Issuers and the Subsidiary Guarantors may make intercompany loans and advances to the Parent for the purpose of making payments permitted pursuant to Section 10.6 and to the Parent or the General Partner for the purpose of paying ordinary business expenses;

(vi) loans and advances by any Credit Party to officers and employees of such Credit Party, as the case may be, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount for all Credit Parties not to exceed $500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances) shall be permitted;

(vii) the Parent, the Issuers and the Subsidiary Guarantors may make cash equity contributions to their respective Subsidiaries;

(viii) any Issuer or Subsidiary Guarantor may make Permitted Acquisitions in accordance with the relevant requirements of Section 9.12 and the component definitions therein;

(ix) the Credit Parties may own the Equity Interests of their respective Subsidiaries in existence on the Closing Date or thereafter created or acquired in accordance with the terms of this Agreement;

(x) any Issuer or Subsidiary Guarantor may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 10.2(iv);

(xi) any Issuer or Subsidiary Guarantor may invest Trust Funds in accordance with reasonable business practices and applicable law;

(xii) any Issuer or Subsidiary Guarantor may make advances to suppliers in the ordinary course for the purpose of prepaying purchases of inventory; and

(xiii) the Credit Parties may maintain bank accounts and Cash Equivalents in accordance with the terms of the Security Agreement and the other Security Documents.

10.6.	Limitation on Dividends and Redemptions.

No Credit Party will declare or pay any dividends on, or make any other distribution in respect of, any class of Equity Interests, nor will any Credit Party directly or indirectly make any capital contribution of any nature to or purchase, redeem, acquire or retire any Equity Interests in any Credit Party (whether such interests are now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of any Equity Interests of any Credit Party, while any Note hereunder is outstanding; provided that:

(a) the Parent and the General Partner shall be permitted to make regularly scheduled quarterly distributions to its general and limited partners to the extent set forth in the Partnership Agreement and the GP Agreement, respectively, each as in effect as of the Closing Date if, (i) at the time such distribution is made no Default or Event of Default exists, or would exist after giving effect to such distribution, and (ii) for the fiscal quarter most recently ended prior to the date of such distribution and the chief financial officer of the Parent or the General Partner, as applicable, delivers to the holders of the Notes a certificate that the above conditions have been satisfied; and

(b) any Issuer or Subsidiary Guarantor may pay to any Issuer, any Subsidiary Guarantor or the Parent any dividends on, or make any other distribution in respect of, any class of its capital stock or any partnership, limited liability company or other interest in it.

10.7.	Transactions with Affiliates.

No Credit Party will, or will permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Credit Party or any Affiliate of any Credit Party other than on terms and conditions substantially as favorable to the Parent or such Subsidiary as would be reasonably expected to be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the following shall in any event be permitted: (i) the Transaction; (ii) intercompany transactions among Credit Parties to the extent expressly permitted by Sections 10.2, 10.4, 10.5, 10.6, 10.13 and 10.15 shall be permitted (including the payment of interest and principal on intercompany

Indebtedness permitted by Section 10.4); (iii) the payment of consulting or other fees to any Credit Party in the ordinary course of business; (iv) customary fees to non-officer directors (or equivalents) of the General Partner and the Parent’s Subsidiaries; (v) Credit Parties may perform their respective obligations under the Employment Agreements in effect on the Closing Date, under employee benefit plans of any Credit Party and under other employment arrangements with respect to the procurement of services with their respective officers and employees, and enter into and perform their respective obligations under renewals or replacements of such arrangements, in each case so long as such employment arrangements or renewals and replacements thereof are entered into in the ordinary course of business; (vi) distributions may be paid by Credit Parties to the extent permitted by Section 10.6; (vii) payments may be made pursuant to any Tax Allocation Agreement; and (viii) Credit Parties may enter into transactions with employees and/or officers of the Credit Parties in the ordinary course of business so long as any such material transaction has been approved by the governing bodies of such Credit Parties. In no event shall any management, consulting or similar fee be paid or payable by the Parent or any of its Subsidiaries to any Affiliate, except as specifically provided in this Section 10.7.

10.8.	Consolidated Interest Coverage Ratio.

The Parent will not permit the Consolidated Interest Coverage Ratio for any Test Period to be less than 3.50 to 1.00.

Notwithstanding anything to the contrary contained in this Agreement, for all determinations of the Consolidated Interest Coverage Ratio made for any Test Period ended prior to (but not after) the first anniversary of the Closing Date, the Consolidated Net Interest Expense used in the calculation of such ratio shall be (a) calculated for the period from the Closing Date through the last date of the applicable Test Period and (b) then multiplied by a fraction with (i) a numerator of 360 and (ii) a denominator equal to the number of days in such period. In addition, for purposes of making determinations pursuant to Section 9.14, the Consolidated Interest Coverage Ratio shall be calculated on a Pro Forma Basis (it being understood that this sentence shall not affect any adjustments required pursuant to the definitions of Consolidated Net Interest Expense or Consolidated EBITDA).

10.9.	Leverage Ratio.

The Parent will not permit the Leverage Ratio on the last day of any fiscal quarter to be greater than 3.50 to 1.00.

Notwithstanding anything to the contrary contained in this Agreement, all determinations of the Leverage Ratio for purposes of this Section 10.9 shall include Consolidated EBITDA as calculated on a Pro Forma Basis to give effect to all Permitted Acquisitions, if any, effected during the respective Test Period for which Consolidated EBITDA is being determined.

10.10.	Minimum EBITDA.

The Parent will not permit Consolidated EBITDA for any Test Period to be less than $21,000,000 plus 80% of aggregate of all Consolidated EBITDA for each Person acquired in a Permitted Acquisition, as determined for such Person as of the date of such Permitted Acquisition.

10.11.	Trust Funds.

Except as otherwise permitted by applicable law, no Credit Party will withdraw or otherwise remove any monies or other assets (whether principal, interest or other earnings) from any Trust Account except for the purpose of providing the merchandise or services which are intended to be provided out of such Trust Account.

10.12.	Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Organization Documents.

No Credit Party will, or will permit any of its Subsidiaries to:

(i) amend or modify, or permit the amendment or modification of, any provision of any Partnership Common Units or Partnership Subordinated Units or of any agreement (including, without limitation, certificate of designation) relating thereto in a manner that is inconsistent with the Partnership Agreement or that could reasonably be expected to be adverse in any material respect to the interests of the holders of Notes;

(ii) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person, money or securities before due for the purpose of paying when due), or any prepayment or redemption (except as expressly required under the terms of the relevant agreement) as a result of any asset sale, change of control or similar event of any Indebtedness pursuant to the Credit Agreement Documents or any Existing Indebtedness, or, after the incurrence or issuance thereof, any Seller Subordinated Debt, except that revolving loans under the Credit Agreement Documents may be prepaid at any time and other Indebtedness under the Credit Agreement Documents may be prepaid to the extent the proceeds of such prepayment are applied as provided in Section 5.4 of the Intercreditor Agreement;

(iii) amend, modify or change, in any way adverse to the interests of the holders of Notes, any Credit Agreement Document; or

(iv) amend, modify or change in any way adverse to the interests of the holders of Notes in any material respect any Existing Indebtedness, any Seller Subordinated Debt, any Tax Allocation Agreement, any Management Agreement, the Partnership Agreement, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or any agreement entered into by it, with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement), or enter into any new Tax Allocation Agreement, Management Agreement or agreement with respect to its capital stock or other Equity Interests which could reasonably be expected to be adverse in any material respect to the interests of the holders of the Notes or, in the case of any Management

Agreement, which involves the payment by any Credit Party of any amount which could give rise to a violation of this Agreement; provided that, the foregoing clause shall not restrict (x) the ability of Parent or the General Partner to amend the Partnership Agreement or the GP Agreement, respectively, to authorize the issuance of Equity Interests otherwise permitted to be issued pursuant to the terms of this Agreement, or (y) the ability of the Parent to amend its organizational documents to adopt customary takeover defenses for a public company, such as classification of its board of directors, requirements for notice of acquisition of shares and other similar measures.

10.13.	Limitation on Issuance of Equity Interests.

(a) No Credit Party will, nor will permit any of its Subsidiaries to, issue (i) any Preferred Equity (or any options, warrants or rights to purchase Preferred Equity), other than issuances by the Parent of Partnership Subordinated Units or Partnership Common Units, or (ii) any mandatorily redeemable common Equity Interests.

(b) The Issuers and the Subsidiary Guarantors shall not issue any Equity Interests (including by way of sales of treasury stock), except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Parent or any of its Subsidiaries in any class of the Equity Interests of such Subsidiaries, (iii) to qualify directors to the extent required by applicable law and (iv) Subsidiaries formed after the Closing Date pursuant to Section 10.15 may issue Equity Interests in accordance with the requirements of Section 10.15. All Equity Interests issued in accordance with this Section 10.13(b) shall, to the extent required by the Pledge Agreement, be delivered to the Collateral Agent for pledge pursuant to the Pledge Agreement.

10.14.	Limitation on Certain Restrictions on Subsidiaries.

The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by any Issuer or Subsidiary Guarantor, or pay any Indebtedness owed to any Issuer or Subsidiary Guarantor, (b) make loans or advances to any Issuer or Subsidiary Guarantor, or (c) transfer any of its properties or assets to any Issuer or Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, the other Finance Documents and the Credit Agreement Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Issuer or Subsidiary Guarantor, (iv) customary provisions restricting assignment of any contract entered into by any Issuer or Subsidiary Guarantor in the ordinary course of business, and (vi) the Partnership Agreement as in effect on the Closing Date.

10.15.	Limitation on the Creation of Subsidiaries and Joint Ventures.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Parent will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary; provided that the Issuers and the Subsidiary Guarantors shall be permitted to establish, create and, to the extent permitted by Section 9.12, acquire wholly-owned Subsidiaries so long as, in each case, (i) at least 30 days prior written notice thereof is given to the holders of the Notes (or such lesser prior written notice as may be agreed to by the Required Holders in any given case), (ii) the Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Equity Interests, together with appropriate transfer powers duly executed in blank, are delivered to the Collateral Agent, (iii) such new Subsidiary promptly executes a counterpart hereto and of the Pledge Agreement and the Security Agreement, and (iv) to the extent requested by the Required Holders, takes all actions required pursuant to Section 9.9. In addition, each new Subsidiary that is required to execute any Finance Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 4 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Closing Date.

(b) the Parent will not, and will not permit any of its Subsidiaries to, enter into any partnerships or joint ventures.

10.16.	Limitation on Fees for Intellectual Property, etc.

Neither the Parent, the General Partner nor any Affiliate will charge any Issuer or Subsidiary Guarantor a fee to use any patent, trademark, permit, service mark, trade name, technology copyright, license, franchise or formula, or other rights with respect to the foregoing, which the Parent, the General Partner or any Affiliate may own or have a right to use.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) Payments. (i) Default in the payment when due of any principal of the Notes (including, without limitation, any mandatory prepayment required pursuant to Section 8.2) or any Make-Whole Amount, or (ii) the default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Notes or any other amounts owing hereunder or under any other Finance Document; or

(b) Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Finance Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1, Sections 9.9 through 9.18 or Section 10, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in clause (a) or (b) of this Section 11 or clause (i) of this Section 11(c)) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by any holder of Notes; or

(d) Default Under Other Agreements. (i) Any Credit Party shall (x) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity (it being understood that a default or other event or condition described above in this clause (y) shall cease to constitute an Event of Default if and when same has been cured or otherwise ceases to exist, in each case prior to the taking of any action by the Required Holders pursuant to Section 12); or (ii) any Indebtedness (other than the Obligations) of any Credit Party shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to clause (i) or (ii) of this Section 11(d) unless the principal amount of any one issue of such Indebtedness, or the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) above, exceeds $500,000 at any one time; or

(e) Bankruptcy, etc. Any Credit Party shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Parent or any of its Subsidiaries and the petition is not controverted within 20 days, or is not dismissed within 90 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent or any of its Subsidiaries; or the Parent or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent or any of its Subsidiaries; or there is commenced against the Parent or any of its Subsidiaries any such proceeding which remains undismissed for a period of 90 days; or the Parent or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Parent or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 90 days; or the Parent or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

(f) ERISA. (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of

ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or could reasonably be expected to have a trustee appointed to administer such Plan, any Plan or, to the knowledge of the Parent, or any Issuer or Subsidiary Guarantor, Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or could reasonably be expected to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made, the Parent or any Subsidiary of the Parent or any ERISA Affiliate has incurred or could reasonably be expected to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, as amended, or the Parent or any Subsidiary of the Parent has incurred or could reasonably be expected to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Plan or Multiemployer Plan, any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or Multiemployer Plan; (ii) there shall result from any such event or events described above in this Section 11(f) the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability resulting from any event described in clause (i) above; and (iii) such lien, security interest or liability, individually and/or in the aggregate, in the reasonable opinion of the Required Holders, (x) has had or (y) could reasonably be expected to have, a Material Adverse Effect; or

(g) Security Documents. (i) Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the holders of the Notes the Liens, rights, powers and privileges purported to be created thereby, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.3), and subject to no other Liens (except as permitted by Section 10.3), or (ii) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of any such Security Document; or

(h) Guaranty. The Guarantee or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guarantee or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guarantee; or

(i) Judgments. One or more judgments or decrees shall be entered against any Credit Party involving a liability (to the extent not paid or covered by insurance (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) in excess of $500,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(j) Ownership. There occurs any Change of Control; or

(k) Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force and effect.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a) If an Event of Default with respect to a Credit Party described in paragraph (e) of Section 11 has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Issuers, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Issuers, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Issuers acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuers (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Issuers in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under

Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Issuers have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Credit Parties under Section 15, the Credit Parties jointly and severally agree to pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and no Issuer shall be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.	Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), within five Business Days thereafter the Issuers shall execute and deliver, at the Credit Parties’ joint and several expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuers may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.

13.3.	Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Issuers at their own joint and several expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Citibank, N.A. in such jurisdiction. The Company may at any time thereafter, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in the United States or the principal office of a bank or trust company in the United States.

14.2.	Home Office Payment.

So long as a Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Issuers will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Issuers will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses, etc.

Whether or not the transactions contemplated hereby are consummated, the Credit Parties jointly and severally agree to pay all reasonable out-of-pocket costs and expenses (including reasonable fees of the Purchasers’ special counsel, and, if reasonably required, local counsel or other counsel) incurred by each Purchaser and each holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Finance Document (whether or not such amendment, waiver or consent becomes effective), including without limitation: (a) the fees and expenses of the Collateral Agent and its counsel, (b) all filing and recording fees and taxes and title insurance provisions in connection with any Finance Document, (c) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Finance Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Finance Document, (d) the costs and expenses, including financial advisors’ fees, incurred in connection with a recapitalization of any Issuer or the insolvency or bankruptcy of any Issuer or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the other Finance Documents, (e) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization acceding to the authority thereof and (f) the costs and expenses incurred in connection with any action taken or considered under Section 9.9. Without limiting the generality of the foregoing, the Credit Parties jointly and severally agree to pay all reasonable costs and expenses incurred by any holder of a Note or the Collateral Agent in connection with the exercise of inspection rights pursuant to Section 7.3. The Credit Parties jointly and severally agree to pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Purchaser).

In furtherance of the foregoing, on the Closing Date the Issuers jointly and severally agree to pay or cause to be paid the reasonable fees and disbursements and other charges of the Purchasers’ special counsel referred to in Section 4.4 which are reflected in the statement or statements of such special counsel submitted to the Company on or before the Closing Date. The Issuers also jointly and severally agree to pay, promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements and other charges of such special counsel in connection with the transactions hereby contemplated (including disbursements and other charges unposted as of the Closing Date to the extent such disbursements and other charges exceed estimated amounts previously paid).

15.2.	Survival.

The obligations of the Credit Parties under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by a Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note, and shall continue in full force and effect as long as the principal of or any accrued interest or Make-Whole Amount on any Note or any other amount payable under this Agreement or any other Financing Document is outstanding and unpaid. All statements contained in any certificate or other instrument delivered by or on behalf of any Credit Party pursuant to this Agreement shall be deemed representations and warranties of such Credit Party under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the other Finance Documents embody the entire agreement and understanding between the Purchasers and the Credit Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of each Credit Party and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Credit Parties will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. No Credit Party will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Credit Parties without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Credit Party and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this

Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	Notes held by Issuers, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Issuer or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a) if to any Purchaser or such Purchaser’s nominee, to such Purchaser or such nominee at the address specified for such communications in Schedule A, or at such other address as such Purchasers or such nominee shall have specified to the Company in writing,

(b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(c) if to any Credit Party, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including without limitation (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to Purchasers, may be reproduced by a Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. Each Credit Party agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit any Credit Party or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to a Purchaser by or on behalf of any Credit Party in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Credit Party, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on its behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by a Credit Party or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser offers to purchase any security of any Credit Party (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. In connection with the delivery or disclosure by a Purchasers of Confidential Information as permitted by clause (viii) above, such Purchaser shall as promptly as practicable, either before or after such delivery or disclosure, unless prohibited by law, notify the Company thereof. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company or applicable Credit Party embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates (including any affiliated managed accounts or affiliated managed funds) as the purchaser of the Notes that it has agreed to purchase hereunder by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon substitution, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including without limitation any subsequent holder of a Note) whether so expressed or not.

22.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including (except at maturity) the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3.	Jurisdiction and Process; Waiver of Jury Trial.

(a) Each Credit Party irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other Finance Document to which it is a party. To the fullest extent permitted by applicable law, each Credit Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Credit Party consents to process being served in any suit, action or proceeding of the nature referred to in Section 22.3(a) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such party specified in Section 18 or at such other address of which a Purchaser shall then have been notified pursuant to said Section. Each Credit Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the full extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.3 shall affect the right of any holder of Notes to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Credit Party in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) EACH CREDIT PARTY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

22.4.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6.	Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP. Except as otherwise specifically provided herein, any consolidated financial statement or financial computation shall be done in accordance with GAAP; and, if at the time that any such statement or computation is required to be made the Parent or the Company, as the case may be, shall not have any consolidated Subsidiary, such terms shall mean a financial statement or a financial computation, as the case may be, with respect to the Parent or the Company, as the case may be, only. Notwithstanding the foregoing, and except as otherwise specifically provided herein, all computations determining the compliance with Sections 8.12, 9.12 and 10, including in each case definitions used therein, shall, in each case, utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2003 financial statements of the Parent delivered to the Purchasers pursuant to Section 5.10.

If at the time of delivery of any annual or quarterly financial statement under Section 7.1 there is a material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the December 31, 2003 financial statements referred to above (“Frozen GAAP”) and such variation effects the computations used in determining compliance with Sections 9.12 and 10, including in each case definitions used therein, then the Parent shall deliver to the holders of Notes at the same time as the delivery of such annual or quarterly financial statements (i) a description in reasonable detail of such variation and (ii) management prepared annual or quarterly financial statements prepared in accordance with Frozen GAAP. In addition, the Parent shall deliver to the holders of Notes such other reconciliation documentation as the Required Holders may reasonably request.

22.7.	Indemnification.

The Credit Parties jointly and severally agree to indemnify, exonerate and hold each Purchaser and each of its officers, directors, trustees, employees and agents (collectively the “Indemnities” and individually an “Indemnitee”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable counsel fees and disbursements (collectively the “Indemnified Liabilities”) incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part directly or indirectly with proceeds from the sale of any of the Notes, or the execution, delivery, performance or enforcement of this Agreement, the Security Documents or any instrument contemplated hereby by any of the Indemnitees, except as to any Indemnitee for any such Indemnified Liabilities arising on account of such Indemnitee’s gross negligence or willful misconduct; and if and to the extent the foregoing undertaking may be unenforceable for any reason, each Credit Party agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of the Credit Parties under this Section shall survive the payment of the Notes.

22.8.	Governing Law.

This Agreement and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

22.9.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.	ISSUERS’ LIABILITY FOR PAYMENTS.

23.1.	Joint and Several Liability.

Each Issuer hereby agrees that it shall be jointly and severally liable with each other Issuer for all of the obligations under this Agreement and the Notes and the other Finance Documents, whether for principal, interest, Make-Whole Amount or any other amount whatsoever payable hereunder or thereunder, and whether now existing or hereafter from time to time arising. The Issuers agree that their obligations under this Section 23.1 and the other provisions of this Agreement and the Notes and the other Finance Document shall, to the fullest extent permitted by applicable law, be primary (rather than secondary), absolute, irrevocable and unconditional under any and all circumstances. Without limiting the foregoing, each Issuer agrees that its obligations under this Agreement and the Notes and other Finance Documents shall be unconditional and shall remain unchanged and in effect irrespective of any modification or amendment (including without limitation by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance, of the obligations under this Agreement or the Notes or any other Finance Document or any other agreement or instrument whatsoever relating thereto, any release of the obligations of any other Issuer, any bankruptcy or insolvency of any other Issuer, and any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. No holder of the Notes shall have any obligation to exhaust its remedies against any Issuer before proceeding against any other Issuer.

Notwithstanding anything set forth above or any other Finance Document, each Controlled Non-Profit shall be liable only for that portion of the Obligations from which it derives a direct benefit, and the Collateral of such Controlled Non-Profit shall only secure, or be utilized to repay, such portion of the Obligations.

23.2.	Rights of Contribution.

The Subsidiary Issuers agree that if any of them shall become an Excess Funding Issuer (as defined below) by reason of the payment by such Subsidiary Issuer of any obligations under this Agreement or the Notes or any other Finance Document, each other Subsidiary Issuer (a “Contributing Issuer”) shall, on demand of such Excess Funding Issuer (but subject to the next sentence), pay to such Excess Funding Issuer an amount equal to such Contributing Issuer’s Pro Rata Share (as defined below) of the Excess Payment (as defined below) in respect of such obligations. The payment obligation of a Subsidiary Issuer to an Excess Funding Issuer under this Section 23.2 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Person under this Agreement and the Notes and the other Finance

Documents and no Excess Funding Issuer shall exercise any right or remedy with respect to such excess until payment and satisfaction in full of all such obligations.

For purposes of this Section 23.2: the term “Excess Funding Issuer” means, in respect of any obligations under this Agreement and the Notes, a Subsidiary Issuer that has paid an amount in excess of its Pro Rata Share of such obligations; the term “Excess Payment” means, in respect of any obligations under this Agreement and the Notes and the other Finance Documents, the amount paid by an Excess Funding Issuer in excess of its Pro Rata Share of such obligations; and the term “Pro Rata Share” means, for any Subsidiary Issuer, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all properties of such Issuer (excluding any shares of stock of any other Subsidiary Issuer) exceeds the amount of all the debts and liabilities of such Subsidiary Issuer (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Issuer under this Agreement and the Notes and the other Finance Documents and any obligations of any other Person that have been guaranteed by such Subsidiary Issuer) to (b) the amount by which the aggregate fair saleable value of all properties of the Subsidiary Issuers (excluding all shares of stock of any Subsidiary Issuer held by any other Subsidiary Issuer) exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Subsidiary Issuers under this Agreement and the Notes and the other Finance Documents and any obligations of any other Person that have been guaranteed by any Subsidiary Issuer) of the Subsidiary Issuers.

In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Issuer under Section 23.1 would otherwise, taking into account the provisions of Section 23.1, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 23.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Issuer or the holder of any Note, be automatically limited and reduced to the highest amount that would result in the obligations of such Subsidiary Issuer under Section 23.1 being valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

If you are in agreement with the foregoing, please sign the form of agreement on the a counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

STONEMOR GP LLC

By
Name:
Title:

STONEMOR PARTNERS L.P.

By
Name:
Title:

STONEMOR OPERATING LLC

By
Name:
Title:

Subsidiary Issuers

[SUBSIDIARY ISSUER]

By
Name:
Title:

The foregoing is hereby agreed to as of the date first above written.

[PURCHASER]

By
Title:

SCHEDULE A

This Schedule A shows the names and addresses of the Purchasers under the foregoing Note Purchase Agreement and the aggregate principal amount of Notes to be purchased by each.

Name and Address of Purchaser	Principal Amount

SCHEDULE B

Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below:

“Account Receivable” means an “account”, “tangible chattel paper” or “note”, as defined in the UCC, in favor of an Issuer or Subsidiary Guarantor.

“Acquisition Facility” means the making of Acquisition Loans under and as defined in the Credit Agreement. The aggregate amount of Acquisition Loans shall not exceed $25,000,000 at any time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person; provided, however, that for purposes of Section 10.7, an Affiliate of any Credit Party shall include any Person that directly or indirectly owns more than 10% of the partnership interests or membership interests in the Parent or General Partner, any Senior Manager, or any director or manager of any Credit Party.

“Aggregate Consideration” means, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the fair market value of the Partnership Common Units (based on the average closing trading price of the Partnership Common Units for the 20 trading days immediately prior to the date of such Permitted Acquisition on the stock exchange on which the Partnership Common Units are listed or, if the Partnership Common Units are not so listed, the good faith determination of the senior management of the General Partner) issued (or to be issued) as consideration in connection with such Permitted Acquisition, (ii) the aggregate amount of all cash paid (or to be paid) by the Parent or any of its Subsidiaries as consideration in connection with such Permitted Acquisition (including, without limitation, payment, as consideration, of fees and costs and expenses in connection therewith) and the contingent cash purchase price or other earnout obligations of the Parent and its Subsidiaries incurred in connection therewith (as determined in good faith by the senior management of the General Partner), (iii) the aggregate principal amount of all Indebtedness assumed, incurred and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 10.4, (iv) the fair market value (as determined in good faith by the senior management of the General Partner) of any Preferred Equity issued in connection with such Permitted Acquisition and (v) the fair market value (determined in good faith by senior management of the General Partner) of all other consideration payable in connection with such Permitted Acquisition.

“Agreement” means this Note Purchase Agreement, as the same may be from time to time modified, amended, restated and/or supplemented.

“Approved Installment Agreement” means a pre-need installment agreement, in a form currently approved for use by all applicable governmental authorities as such form may be modified from time to time in a manner reasonably acceptable to the Required Holders (such acceptance not to be unreasonably withheld, conditioned or delayed), and complying with all applicable laws, between an Issuer or Subsidiary Guarantor and an individual pursuant to which such Issuer or Subsidiary Guarantor has agreed to provide for and sell to such individual cemetery services and/or Cemetery Property.

“Asset Sale” means any sale, transfer or other disposition by any Credit Party to any Person other than to a Credit Party of any asset (including, without limitation, any capital stock or other Equity Interests of another Person, but excluding the sale by such Person of its own Equity Interests) of such Credit Party other than sales, transfers or other dispositions of (a) inventory, worn or obsolete equipment, and Cemetery Property made in the ordinary course of business, (b) real property made in the ordinary course of business, while no Default or Event of Default exists, to the extent the aggregate value of such real property disposed of in any fiscal year is not in excess of $3,000,000, and (c) Equity Interests in the Parent made by the General Partner as required by the terms of the Partnership Agreement.

“Attributable Indebtedness” in respect of any Synthetic Lease Obligation, means, on any date, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Bankruptcy Code” has the meaning provided in Section 11(e).

“Business Day” means (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Philadelphia, Pennsylvania are required or authorized to be closed.

“Calculation Period” has the meaning provided in Section 9.12.

“Capital Expenditures” means, with respect to any Person, for any period, all expenditures by such Person which should be capitalized in accordance with GAAP during such period and are, or are required to be, included in property, plant or equipment reflected on the consolidated balance sheet of such Person (including, without limitation, expenditures for maintenance and repairs which should be so capitalized in accordance with GAAP) and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person during such period.

“Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means all obligations under Capital Leases of the Parent or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” means (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the Unites States of America, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by

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any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s, a division of McGraw-Hill Companies (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $250,000,000 (each such commercial bank being herein called a “Cash Equivalent Bank”) and (v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (provided such deposit is with such Cash Equivalent Bank or any other Cash Equivalent Bank).

“Cemetery Law” means any and all applicable federal, state of local laws, statutes, ordinances, codes, rules, regulations, orders, decrees and directives imposing liability or standards of conduct for or relating to the operation of funeral homes, cemeteries, mortuaries and related businesses.

“Cemetery Management Agreement” means an agreement pursuant to which any Issuer or Subsidiary Guarantor agrees to manage the operations of any Person in the business of providing cemetery services and/or Cemetery Property.

“Cemetery Property” means, at any time as to any Issuer or Subsidiary Guarantor, such Issuer’s or Subsidiary Guarantor’s interest in its real or personal property of the type sold or transferred pursuant to Approved Installment Agreements which property has not, at such time, been sold or transferred to, or is under contract with respect to, any other Person.

“Certificate of Indebtedness” means an agreement delivered to an Issuer or a Subsidiary Guarantor from a non-profit cemetery which evidences an enforceable obligation to pay money together with a right to vote in connection with all shareholder decisions.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any two of the individuals acting as chairman, chief executive officer or chief financial officer of the Parent on the date hereof shall cease to hold such positions (unless replaced by individuals reasonably satisfactory to the Required Holders within 90 days after any such individual ceases to hold such position);

(b) any Person or group of Person, which do not, on the Closing Date, hold Equity Interests in the Parent or the General Partner, thereafter obtain beneficial ownership or voting control of twenty percent (20%) or more of the Equity Interests in the Parent or the General Partner;

(c) the General Partner ceases to act as the sole general partner of the Parent;

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(d) the Parent ceases to own 100% of the Equity Interests in the Company; or

(e) except as otherwise expressly permitted by this Agreement, the Company ceases to own, directly or indirectly, 100% of the Equity Interest in each of the Subsidiary Guarantors and the other Issuers.

“Closing Date” has the meaning specified in Section 2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means all “Collateral” as defined in each of the Security Documents.

“Collateral Account” has the meaning specified in the Collateral Account Agreement.

“Collateral Account Agreement” has the meaning specified in Section 1.3.

“Collateral Agent” means Fleet National Bank, as Collateral Agent under the Intercreditor Agreement and the Security Documents.

“Company” means StoneMor Operating LLC, a Delaware limited liability company.

“Confidential Information” has the meaning specified in Section 20.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Parent and its Subsidiaries, plus, in each case to the extent actually deducted in determining Consolidated Net Income for such period, without duplication, (i) consolidated interest expense of the Parent and its Subsidiaries, (ii) provision for income taxes, (iii) depreciation and amortization expense, (iv) non-cash cost for Cemetery Property and real property sold, (v) any extraordinary losses, (vi) losses from sales of assets other than inventory and Cemetery Property and real property sold in the ordinary course of business, (vii) other non-cash items (including, without limitation, one-time charges associated with “cheap stock” compensation expense), and (viii) reasonable fees, costs and expenses incurred in connection with the Transactions and the restructuring of the Existing Credit Agreement, minus, in each case to the extent actually included in determining Consolidated Net Income for such period, without duplication, (i) any extraordinary gains, (ii) gains from sales of assets other than inventory and Cemetery Property and real property sold in the ordinary course of business, (iii) any write-downs of non-current assets relating to impairments or the sale of non-current assets, incurred in connection with stock options, stock appreciation rights or similar equity rights, (iv) the amount of non-cash gains during such period (other than as a result of deferral of purchase price with respect to notes or installment sales contracts received in connection with sales of Cemetery Property); and (v) other non-cash items. Consolidated EBITDA shall be adjusted for any changes in Deferred Revenue, net (excluding Deferred Margin) Accounts Receivable,

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Merchandise Liability (including Merchandise Liabilities converted to Accounts Payable in the normal course of business and to be paid within 15 days of the date of determination) and Merchandise Trust (excluding any change in Trust Income Receivables), as each such term is defined in the consolidated balance sheet of the Parent, but excluding any increases pursuant to purchase accounting pursuant to future acquisitions.

“Consolidated Funded Debt” means, as of any date of determination, for the Partner and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including without limitation Obligations hereunder and any outstanding Revolving Loans under and as defined in the Credit Agreement as of such date (provided that if as of any date of determination the Issuers and the Subsidiary Guarantors during the twelve (12) month period) immediately preceding such date have reduced the amount of Interim Borrowings to not more than $5,000,000 for any 30 consecutive day period during such period as contemplated by Section 9.14 hereof, the amount of outstanding Revolving Loans to be included for these purposes shall be the lesser of (x) $5,000,000 and (y) the maximum outstanding amount of Revolving Loans that was outstanding during the most recent 30 consecutive day period), Seller Subordinated Debt and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) all Contingent Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Parent or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Parent or such Subsidiary.

“Consolidated Interest Coverage Ratio” for any period means the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such period.

“Consolidated Net Income” means, for any period, the net after tax income (or loss) of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that in determining Consolidated Net Income of the Parent and its Subsidiaries (i) the net income of any of Person which is not a Subsidiary of the Parent or is accounted for by the Parent by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash disbursements by such Person to the Parent or a Subsidiary of the Parent during such period, and (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary shall be excluded from such determination.

“Consolidated Net Interest Expense” means, for any period, (i) the total consolidated interest expense of the Parent and its Subsidiaries for such period (calculated

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without regard to any limitations on payment thereof) payable in respect of any Indebtedness plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Parent and its Subsidiaries on a consolidated basis representing the interest factor for such period.

“Contingent Obligations” means as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith.

“Controlled Non-Profit” means an Issuer or a Subsidiary Guarantor which (a) is organized as a non-profit entity, whether pursuant to Section 501 of the Code or otherwise, or (b) which has contracted with any Issuer or Subsidiary Guarantor for the provisions of services under a Cemetery Management Agreement; provided that, such term shall not, in any case, be deemed to include Willowbrook Cemetery.

“Credit Agreement” means the Credit Agreement dated as of             , 2004 by and among the Issuers, the Lenders party thereto and Fleet National Bank, as agent for said Lenders, as amended, modified, supplemented or refinanced in accordance with the provisions of this Agreement (so long as in the case of any refinancing the lenders under such refinanced credit agreement have become parties to the Intercreditor Agreement and the Issuers comply with Section 9.18).

“Credit Agreement Documents” means the Credit Agreement, the Security Documents and the Intercreditor Agreement.

“Credit Parties” means each of the Guarantors and the Issuers.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means that rate of interest that is the greater of (a) 2% per annum above the rate of interest stated in the first paragraph of the Notes and (b) 2% over the rate of interest publicly announced by Citibank, N.A. in New York City as its “base” or “prime” rate.

“Documents” means the Credit Agreement Documents and the Finance Documents.

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“Employment Agreements” mean all material employment agreements entered into by any Credit Party.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any liability, potential for liability, violation, or alleged violation by or of any Credit Party under any Environmental Law (hereafter “Claims”) or any permit issued to any Credit Party under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any federal, state or local law, statute, rule, regulation, ordinance, code, policy having the force and effect of law, or rule of common law now or hereafter in effect, in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment relating to the environment, or Hazardous Materials or the protection of human health and safety.

“Equity Interests” of any Person means any and all capital stock, limited or general partnership interests, limited liability company membership interests, beneficial interests in a trust (other than a Trust Account), shares, interests, rights to purchase or acquire, warrants, options, participations, Certificates of Indebtedness, or other equivalents of or interest in (however designated) equity of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Credit Party would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code and any general partnership of which any Credit Party is or has been a general partner.

“Event of Default” has the meaning specified Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 27, 1999, among Cornerstone Family Services, Inc., as borrower, certain financial institutions party thereto, as lenders, and Wachovia Bank, National Association, as a lender, administrative agent and as collateral agent, as such agreement has been amended, modified and supplemented from time to time through the Closing Date.

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“Existing Indebtedness” has the meaning specified Section 5.21.

“Existing Indebtedness Agreements” means, collectively, all agreements evidencing or relating to any Existing Indebtedness of any Credit Party in excess of $250,000.

“Finance Documents” means this Agreement, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents.

“Form S-1” has the meaning specified in Section 5.9.

“GAAP” means GAAP in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Sections 8.2, 9.12 and 10, including defined terms as used therein, and for all purposes of determining the Leverage Ratio, are subject (to the extent provided therein) to Section 22.6.

“General Partner” means StoneMor GP LLC, a Delaware limited liability company, the general partner of the Parent.

“GP Agreement” means that certain Amended and Restated Limited Liability Agreement of StoneMor GP LLC, a Delaware limited liability company, dated as of             , 2004, as may be amended, restated or otherwise modified in accordance with the terms of this Agreement.

“Guarantee “has the meaning specified in Section 1.2.

“Guarantors” has the meaning specified in Section 4.5.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances either (i) defined by or pursuant to any Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants”, “hazardous air pollutants,” “air pollutant,” or “pollutant,” or (ii) otherwise regulated by an Environmental Law.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” of any Person means, without duplication, (i) all Obligations and other indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller’s assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent and trade payables not overdue by more than 90 days, both as determined in accordance with GAAP, (iii) the amount under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder (including all letter of credit outstandings), (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, such amount, for purposes of this clause (iv) being limited to the value of such property, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase

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price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations under any Swap Contract, (viii) all Contingent Obligations of such Person, and (ix) all Synthetic Lease Obligations; provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business. The amount of any obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 2.5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intercreditor Agreement” has the meaning specified Section 1.3.

“Investment” has the meaning specified in the preamble to Section 10.5.

“Issuers” means, collectively, the Subsidiary Issuers and the Company.

“Leasehold” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lenders” has the meaning specified in the Credit Agreement.

“Leverage Ratio” means on any date of determination the ratio of (i) Consolidated Funded Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that Consolidated EBITDA shall be determined on a Pro Forma Basis to give effect to all Permitted Acquisitions (if any) actually made during such most recently ended Test Period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

“Make-Whole Amount” has the meaning specified in Section 8.8.

“Management Agreements” means all material agreements entered into by any Credit Party with respect to the management of any Credit Party after giving effect to the Transactions (including consulting agreements and other management advisory agreements but excluding employment agreements).

“Margin Stock” has the meaning provided in Regulation U.

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“Material” means material in relation to the business, properties, assets, operations, liabilities, prospects or financial condition of the Credit Parties taken as a whole.

“Material Adverse Effect” means (i) a material adverse effect on the business, properties, assets, operations, liabilities, prospects or financial condition of the Credit Parties taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the holder of the Notes hereunder or under any other Finance Document or (y) on the ability of the Credit Parties taken as a whole to perform their obligations to the holders of the Notes hereunder or under any other Finance Document.

“Memorandum” has the meaning specified in Section 5.9.

“Merchandise Trust” means a trust fund, pre-need trust, pre-construction trust or other reserve, trust, escrow or any similar arrangement established and administered by an Issuer or Subsidiary Guarantor as required in accordance with applicable law to receive and administer the aggregate of all amounts derived from the sale of services and personal property, such as foundations, markers, memorials, memorial bases, monuments, urns, vases, vaults and caskets, used in connection with the final disposition, memorialization, interment, entombment, or inurement of human remains.

“Mortgaged Property” means (i) each Real Property owned by any Credit Party and designated as a Mortgaged Property on Schedule 5.18 and (ii) each Real Property owned or leased by any Credit Party and designated as a Mortgaged Property pursuant to Section 9.9.

“Mortgages” has the meaning specified in Section 1.3.

“Multiemployer Plan” means (i) any plan, as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to (or to which there is an obligation to contribute to) by any Credit Party or an ERISA Affiliate and that is subject to Title IV of ERISA, and (ii) each such plan for the five year period immediately following the latest date on which any Credit Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan if, for purposes of this clause (ii), such Credit Party or ERISA Affiliate could currently incur any liability under such plan.

“Net Cash Proceeds” has the meaning specified in Section 8.2(c).

“Net Sale Proceeds” has the meaning specified in Section 8.2(c).

“Notes” has the meaning specified in Section 1.1.

“Obligations” means all obligations defined as “Guaranteed Obligations” in the Guarantee.

“Offering Material” has the meaning specified in Section 5.9.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of a Credit Party whose responsibilities extend to the subject matter of such certificate.

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“Organization” means any corporation, limited liability company, partnership or other business entity (or the adjectival from thereof, where appropriate).

“Parent” means StoneMor Partners L.P., a Delaware limited partnership.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of StoneMor Partners L.P. dated as of             , 2004, as may be amended, restated or otherwise modified in accordance with the terms of this Agreement.

“Partnership Common Units” has the meaning specified in Section 5.13.

“Partnership Subordinated Units” has the meaning specified in Section 5.13.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” means the non-hostile (approved by the board of directors or similar governing body of Acquired Person) acquisition by an Issuer or Subsidiary Guarantor of assets constituting a business, division or product line of any Person organized in, and doing business solely within, the United States, not already a Subsidiary of the Parent, or of 100% of the capital stock or other Equity Interests of any such Person, which Person shall, as a result of such acquisition, become a Subsidiary of such Issuer or Subsidiary Guarantor; provided that: (A) the consideration paid by such Issuer or Subsidiary Guarantor consists solely of (i) Partnership Common Units, (ii) cash, and (iii) any Seller Subordinated Debt in accordance with the requirements of Section 10.4; (B) in the case of the acquisition of 100% of the capital stock or other Equity Interests of any Person, such Person (the “Acquired Person”) shall own no capital stock or other Equity Interests of any other Person unless the Acquired Person owns 100% of the capital stock or other Equity Interests of such other Person; (C) the acquired business or assets constitute a Permitted Business; (D) the acquisition has been approved by the Company’s Board of Managers; (E) the receipt by the holders of Notes, not less than (x) thirty (30) days prior to the acquisition, of (i) the approval package to be presented to the Company’s Board of Managers and (ii) all appraisals completed in connection therewith, for any acquisition the consideration for which is greater than $5,000,000 and (y) ten (10) Business Days prior to the acquisition, the approval package to be presented to the Company’s Board of Managers, for any acquisition the consideration for which is less than or equal to $5,000,000; and (F) such acquisition is not prohibited by the Credit Agreement. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Holders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Business” means any business engaged in or related to the cemetery and funeral home business in the United States and the provision of product and services in connection therewith.

“Permitted Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any Real Property and found reasonably acceptable by the Collateral Agent, (ii) as to any particular Real Property at any time, such easements, encroachments,

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covenants, conditions, restrictions, rights of way, minor defects, irregularities or encumbrances on title which could not reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor thereof, or the lien held by the Collateral Agent, (iii) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the premises, (iv) general real estate taxes and assessments not yet delinquent, and (v) such other similar items as the Collateral Agent may consent to (such consent not to be unreasonably withheld).

“Permitted Liens” has the meaning specified in Section 10.3.

“Perpetual Care Trust” means a trust fund, pre-need trust, pre-construction trust or other reserve, trust, escrow or any similar arrangement established and administered by an Issuer or a Subsidiary Guarantor as required in accordance with applicable law for the purpose of receiving the aggregate of all amounts derived from the sale of interests in real property or fixtures used in connection with the final disposition, memorialization, interment, entombment, or inurement of human remains and set aside in reserve, trust, escrow or any similar arrangement and administering such amounts for the perpetual care and maintenance of cemetery lots, graves, grounds, landscaping, roads, paths, parking lots, fences, mausoleums, columbaria, vaults, crypts, utilities, and other improvements, structures and embellishments.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means (i) any pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is maintained or contributed to by (or to which there is an obligation to contribute of) any Credit Party or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any Credit Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan to the extent that any Credit Party or an ERISA Affiliate could, in the reasonable opinion of the holders of the Notes, reasonably be expected to have any liability under such Plan; and (ii) any other benefit arrangement, obligation or practice whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered.

“Pledge Agreement” has the meaning specified in Section 1.3.

“Pledge Agreement Collateral” means all “Collateral” as defined in the Pledge Agreement.

“Preferred Equity” as applied to the capital stock or other Equity Interests of any Person, means capital stock or other Equity Interests of such Person (other than common stock or units of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock or other Equity Interests of any other class of such Person.

“Prepayment Event” has the meaning specified in Section 8.2(c).

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“Pro Forma Balance Sheet” means the unaudited pro forma consolidated balance sheet of the Parent and its Subsidiaries, prepared in accordance with GAAP, as of December 31, 2003, calculated as if the Transactions and the incurrence of all Indebtedness (including the sale of the Notes and the incurrence of Loans under and as defined in the Credit Agreement) contemplated herein had occurred on such date.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to the Permitted Acquisition then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Test Period or Calculation Period (in each case, based on the best available historical financial information provided by the Permitted Acquisition target(s) as of the date of delivery, whether prepared in accordance with GAAP or otherwise, and accepted by the Issuers and the Subsidiary Guarantors in the exercise of their reasonable business judgment), as the case may be, and on or prior to the date of the respective Permitted Acquisition then being effected, adjusted to eliminate extraordinary losses of the Permitted Acquisition target and expenses reasonably expected to be eliminated by the Issuers and the Subsidiary Guarantors pursuant to synergies and other efficiencies of the acquisition, and adjusted for income, gains and losses from any Permitted Acquisition’s Trust Accounts, using a net asset value of Perpetual Care Trusts multiplied by ten-year Treasury Rate plus 150 basis points and Merchandise Trusts multiplied by five-year Treasury Rate plus 150 basis points; provided that, for purposes of calculations pursuant to Section 9.12 to the extent applicable, such calculations shall also give effect on a pro forma basis to (a) the incurrence of any Indebtedness after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period and (b) the permanent repayment of any Indebtedness after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period (in each case, based on the historical financial information described above).

“Projections” means the detailed projected consolidated financial statements of the Parent and its Subsidiaries certified by a Senior Manager of the Parent for the five fiscal years after the Closing Date and made available to the holders of Notes on or prior to the Closing Date.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Real Property” of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivable Rights” has the meaning specified in the Intercreditor Agreement.

“Recovery Event” means the receipt by any Credit Party of any insurance or condemnation proceeds (other than proceeds from business interruption insurance) payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any

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properties or assets of any Credit Party, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of any Credit Party or (iii) under any policy of insurance required to be maintained under Section 9.1.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Release” means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27, or .28 of PBGC Regulation Section 4043.

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of a Credit Party, with responsibility for the administration of the relevant portion of this Agreement or a Finance Document.

“Revolving Credit Facility” means the making of Revolving Loans and similar extensions of credit (including, without limitation swing line loans and letters of credit) under and as defined in the Credit Agreement. The aggregate amount of Revolving Loans shall not exceed $12,500,000 at any time.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” has the meaning specified in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” has the meaning specified in Section 1.3.

“Security Agreement Collateral” means all “Collateral” as defined in the Security Agreement.

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“Security Documents” means the Mortgages (including any assignment of leases and rents) covering the Mortgaged Properties, the Security Agreement, the Pledge Agreement, the Collateral Assignment, the Collateral Account Agreement, and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 9.9.

“Senior Financial Officer” means, as to any Credit Party, the chief financial officer, principal accounting officer, treasurer or comptroller of such Credit Party, as applicable. Unless the context otherwise clearly requires, any reference to a “Senior Financial Officer” is a reference to a Senior Financial Officer of the Company.

“Senior Manager” means any chairman, president, chief executive officer, chief financial officer or similar officer of the General Partner, the Parent or the Company.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” of any Person means and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited liability company, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time; provided that no Trust Account shall be deemed to be a Subsidiary.

“Subsidiary Guarantor” means each Subsidiary of the Parent that becomes a Guarantor as contemplated by Section 9.9(c).

“Subsidiary Issuer” means each Subsidiary of the Parent (other than the Company) which is an Issuer hereunder.

“Swap Contract” means (a) any and all interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination

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value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, in either case as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Allocation Agreements” means any tax sharing or tax allocation agreements entered into by any Credit Party.

“Test Period” means each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Transactions” has the meaning specified in Section 2.

“Trust Accounts” means, collectively, the Perpetual Care Trusts and Merchandise Trusts.

“Trust Funds” means, at the time of any determination thereof, in connection with the Trust Accounts, the aggregate of all amounts required by applicable law to be set aside in reserve, trust, escrow or any similar arrangement.

“Trust Income Receivables” means income earned on funds in any Trust Account which have not been distributed to an Issuer and is shown as a receivable on the balance sheet or books and records of the Parent or such Issuer.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

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EXHIBIT 1.1

[FORM OF NOTE]

STONEMOR OPERATING LLC

[SUBSIDIARY ISSUERS]

    % Senior Secured Note due 2009

No. R- $ PPN	New York, New York [Date]

STONEMOR OPERATING LLC, a Delaware limited liability company (the “Company”), [SUBSIDIARY ISSUERS] (collectively, the “Issuers”) for value received, hereby jointly and severally promise to pay to             , or registered assigns, the principal sum of [            ] Dollars on             , 2009, and to pay interest (computed on the basis of a 360- day year of twelve 30-day months) on the unpaid principal balance hereof from the date of this Note at the rate of     % per annum, payable on March     , June     , September      and December      in each year, until the principal amount hereof shall become due and payable and to pay on demand interest on any overdue principal and premium, if any, and (to the extent permitted by applicable law) on any overdue payment of interest, at the rate per annum equal to the greater of (i)     % and (ii) 2% over the rate of interest from time to time publicly announced by Citibank, N.A. in New York, New York as its “prime” or “base” rate. Payments of principal, premium, if any, and interest hereon shall be made in lawful money of the United States of America at the principal office of Citibank, N.A. or such other office or agency in New York, New York as designated by the Company.

This Note is one of a series of Senior Secured Notes of the Company issued in an aggregate original principal amount of $80,000,000 pursuant to the Note Purchase Agreement dated as of             , 2004 (the “Note Purchase Agreement”; unless defined herein, terms defined in the Note Purchase Agreement to be defined herein as defined therein) entered into by the Issuers with the institutional investors listed in Schedule A thereto, and is entitled to the benefits, and subject to the provisions, of the Note Purchase Agreement. This Note is secured by certain Security Documents referred to in the Note Purchase Agreement and is entitled to the benefits of certain Guarantees from time to time delivered pursuant to the Note Purchase Agreement and to an Intercreditor Agreement entered into pursuant thereto. As provided in the Note Purchase Agreement, this Note is subject to prepayment, in whole or in part, with or without a premium as specified in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuers may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuers will not be affected by any notice to the contrary.

Under certain circumstances as specified in the Note Purchase Agreement, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Note Purchase Agreement.

Notwithstanding anything set forth in this Note each Controlled Non-Profit shall be liable only for that portion of the Obligations from which it derives a direct benefit, and any Collateral of such Controlled Non-Profit shall only secure, or be utilized to repay, such portion of the Obligations.

This Note shall be governed by and construed in accordance with New York law, without regard to principles of conflicts of laws.

STONEMOR OPERATING LLC

By
Title:

[SUBSIDIARY ISSUER]

By
Title:

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